As filed with the Securities and Exchange Commission on  September 30, 2009

Registration No.

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Moqizone Holding Corporation.
(Formly, Trestle Holdings, Inc.)
(Name of small business issuer in its charter)

Delaware	95-4217605
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

PO Box 4198 Newport Beach California 92661 United States 7A-D Hong Kong Industrial Building 444-452 Des Voeux Road West Hong Kong
(949) 903-0468 [+852 34434384]
 (Address and telephone number of principal executive offices and principal place of business)

Moqizone Holding Corporation
PO Box 4198
California 92661
United States
(949)903-0468

(Name, address and telephone number of agent for service)

Copies to:
Leser, Hunter, Taubman & Taubman
17 State Street, Flr. 20
New York, NY 10004
Tel: (212) 732-7184

Approximate date of proposed sale to the public:
As soon as practicable after the effective date of the registration statement

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company [x]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share (2)		Proposed maximum aggregate offering price (3)		Amount of registration fee
Common Stock, $0.001 par value		$		$		$
Common Stock underlying Series A preferred	2,747,223		8.00		21,977,784		1,274.74
Common Stock underlying Warrants	2,747,228		8.00		21,977,824		1,226.36
Common Stock underlying Placement Agent Warrants	582,779		8.00		4,662,232		270.41
Total	6,077,230				$48,617,840		$2712.88

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $8.00 on September 24, 2009.

(3)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of our common stock as shall be issued by us to the selling shareholders as a result of stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED

PROSPECTUS

MOQIZONE HOLDING CORPORATION.

 6,077,230 Shares

Common Stock

This prospectus relates to the resale of up to 6,077,230 shares of our common stock, $0.001 par value. The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale. We will not receive any proceeds from the sales by the selling stockholders.

Our shares of common stock are quoted on OTC Bulletin Board under the symbol “MOQZ.”  The average of the closing price of our common stock on September 24, 2009 was $8.00.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE “RISK FACTORS” BEGINNING ON PAGE 13 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 30, 2009.

TABLE OF CONTENTS

Summary	5

Risk Factors	13

Cautionary Statement Concerning Forward-Looking Statements	13

Use of Proceeds	29

Market Price and Dividends on Registrant’s Common Equity and Related Stockholder Matters	29

Management’s Discussion and Analysis or Plan of Operation	33

Business	44

Management	53

Summary Compensation Table	56

Principal Stockholders	57

Selling Stockholders	61

Plan of Distribution	65

Description of Securities	67

Legal Matters	70

Experts	70

Available Information	71

Index to Consolidated Financial Information	F-1

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus the words “Company,” “we,” “us,” and “our” refer to Moqizone Holding Corporation, a Delaware corporation and its subsidiaries including MobiZone Holdings Limited, a Hong Kong corporation (“MobiZone Hong Kong”), MoqiZone Holdings Limited, a Cayman Island corporation (“MoqiZone Cayman”) and Shanghai MoqiZone Information Technology Company Limited (“Shanghai MoqiZone”), a corporation organized under the laws of the People’s Republic of China (“China” or the “PRC”), a wholly-owned foreign operating enterprise or “WOFE,” and a wholly-owned subsidiary of MobiZone Hong Kong. Shenzhen Mellow Technology Limited, is referred to as SZ Mellow and Shenzhen Alar Technology Limited is referred to as SZ Alar, both of which are PRC corporations. Unless otherwise specified, “VIE” means SZ Mellow and/or SZ Alar.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our financial statements and related notes beginning on page F-1. Unless the context requires otherwise, the words the “Company” “we,” “us” and “our” refer to Moqizone Holding Corporation and our subsidiaries, the word “Moqizone” refers only to Moqizone Holding Corporation.

Our Business

Through our Shanghai MoqiZone subsidiary, we provide a digital entertainment delivery platform that delivers online content and games to internet cafes (or cafes) in China via our proprietary MoqiZone Network.  Our primary business focus is to provide content delivery to the viral online gaming market and connect game players to online content providers.  We provide “last mile” connectivity to internet cafés through our own proprietary MoqiZone Network. There are currently over 150,000 licensed internet cafés in China, each with an average of not less than 100 personal computers, or PCs.  This means that not less than 15.0 million potential game players may be accessing online content and games at any point in time.

We collect cash from game players through issuing prepaid game cards and we provide cafes, game providers and ourselves with real time reporting and customer tracking, and distribute customer payments among internet cafés, online game providers and marketing promotion companies.  Subject to receipt of the maximum proceeds of this offering, our goal is to deploy our digital entertainment delivery platform in various targeted cities initially in China, including Beijing, Chengdu, Guizhou, Suzhou and Zhengzhou.

On October 31, 2007, the Communications Resource Management Office of the General Staff Department of Communication of the People’s Liberation Army of China, or PLA, granted to Beijing Tai Ji Tong Gong Electronic Technology Co., Ltd. (“Tai Ji ”) an authorization (the “ PLA Authorization ”) for the exclusive use for commercial purposes throughout China of 3400-3430 MHz and 3500-3530 MHz radio frequencies belonging to the PLA.  Subject to payment of certain licensing fees, Tai Ji has agreed to authorize SZ ALAR to use the PLA Authorization exclusively in the PRC for Internet café network deployment purposes.  The Company is currently the only Chinese WiMax carrier with permitted national coverage license granted by the PLA, although we are aware of other carriers who may have been granted similar licenses by the Ministry of Industry and Information Technology (“MIIT”).  The MoqiZone Network enables direct access between the internet cafes and the content providers and enables a redistribution of profits in China’s online media industry, specifically to the highly fragmented internet cafés industry.

We believe that the PLA Authorization is the only national WiMax license for the use of 3400-3430 MHz and 3500-3530 MHz radio frequencies granted by the PLA using the WiMax technology. As a result, under our current arrangements, and as long as the PLA Authorization granted to Tai Ji and its authorization to the VIE company are retained, we believe that no existing or potential competitor can foreclose our access to any market in China for Internet cafés.  Accordingly, we believe that the Company has access to the necessary business and operating licenses to deploy China’s first national WiMax network for Internet cafés.

Our key business development objectives over the next two years are to grow and expand our business penetration in Internet cafes throughout selected targeted cities in China, through the Structure Portal Arrangements.

Our principal executive offices are located at Hong Kong, Shanghai and Beijing, and our telephone number is +852 34434383.

Our History

Moqizone Holding Corporation, formerly called Trestle Holdings, Inc. (“Trestle”), was previously a non-operating public company which was seeking out suitable candidates for a business combination with a private company.  Trestle originally developed and sold digital tissue imaging and telemedicine applications linking dispersed users and data primarily in the healthcare and pharmaceutical markets.

The common stock of MoqiZone currently trades on the OTCBB under the symbol “MOQZ.”

Acquisition of our Operating Business

On March 15, 2009, Trestle entered into a Share Exchange Agreement with MoqiZone Cayman, Cheung Chor Kiu Lawrence (“Lawrence Cheung”), the principal shareholder of MoqiZone Cayman, and MKM Capital Opportunity Fund Ltd. (“MKM”), our former principal stockholder (the “Agreement”).  MoqiZone Cayman is the record and beneficial owner of 100% of the share capital of MobiZone Hong Kong and MobiZone Hong Kong is the record and beneficial owner of 100% of the share capital of Shanghai MoqiZone.  On June 1, 2009, pursuant to the Agreement, and as a result of MoqiZone Hong Kong’s receipt of approximately $4,345,000 in gross proceeds from our private financing, we acquired all of the issued and outstanding capital stock of MoqiZone Cayman in exchange for the issuance to Lawrence Cheung and the other shareholders of MoqiZone Cayman of 10,743 shares of our sought to be created Series B convertible preferred stock.  Following the reverse stock split described below, such Series B preferred stock automatically converted (on the basis of 1,000 shares of common stock for each share of Series B preferred stock) into an aggregate of 10,743,000 shares of our common stock, representing approximately 95% of our issued and outstanding shares of common stock, on a fully-diluted basis, as at the time of conversion (but prior to the issuance of any other equity or equity type securities). The remaining 5% of the then outstanding shares of the Company’s common stock are publicly traded and are owned by approximately 83 shareholders on record.

Following the closing of the share exchange, Trestle agreed to authorize for issuance 10,000,000 shares of Trestle preferred stock (including the Series B Preferred Stock), containing such rights, preferences and designations as the board of directors of Trestle may, from time to time designate and effect a one-for-254.5 reverse stock split.

As a result of the transactions described above, Trestle became the record and beneficial owner of 100% of the share capital of MoqiZone Cayman and therefore own 100% of the share capital of MobiZone Hong Kong and Shanghai MoqiZone indirectly.

Pursuant to the terms of the Agreement, Eric Stoppenhagen resigned as our Interim President, effective immediately.  Additionally, each of our directors tendered their resignation as one of our directors, which was on June 19, 2009 to our stockholders.  Our Board of Directors appointed Lawrence Cheung to serve as our Chief Executive Officer.  Messrs. Lawrence Cheung and Benjamin Chan were nominated to serve as our directors with such appointment was declared on June 19, 2009.

Recent Developments

Name Change
On July 16, 2009, a majority of our shareholders, via written consent, approved changing our corporate name from “Trestle Holdings, Inc.” to “MoqiZone Holding Corporation”

Preferred Stock
On July 8, 2009, a majority of our shareholders approved, via written consent, approved authorizing an additional 10,000,000 shares of preferred stock with a par value of $0.001 thereby making the total amount of authorized 15,000,000 shares of preferred stock.  These shares are made up of three classes:

a.	14,974,257 shares preferred stock (“Blank Check preferred stock”);
b.	15,000 shares Series A preferred stock
c.	10,743 shares Series B preferred stock

Additionally, we filed a Definitive Schedule 14C on regarding the name change and increase in preferred stock on August 24, 2009 and mailed such notice to our shareholders on August 28, 2009.

The Reverse Stock Split
On July 8, 2009, a majority of our shareholders approved a one-for-254.5 reverse stock split (the “Reverse Stock Split”), via written consent. We were seeking via reverse split, to reduce the number of outstanding shares of our common stock by reclassifying and converting all outstanding shares of our common stock into a proportionately fewer number of shares of common stock.  On August 31, 2009, the Reverse Stock Split occurred.  As a result, as of September 24, 2009, we have 703,976 shares of common stock issued and outstanding.

We filed a certificate of amendment to our articles of incorporation with Delaware’s Secretary of State to effect these actions, which became effective on August 27, 2009, and as of August 28, 2009, our corporate name changed to Moqizone Holding Corporation and our authorized capital increased by 10,000,000 shares of preferred stock.  Pursuant to the additional financings we closed in August 2009 and the authority vested in our Board of Directors, we also filed certificate of designation of Series A preferred stock and certificate of designation of Series B preferred stock with Delaware’s Secretary of State to designate 15,000 of the 15,000,000 shares of preferred stock as Series A preferred stock and 10,743 of the 15,000,000 shares of preferred stock as Series B preferred stock. Our current authorized capital now consists of 40,000,000 shares of common stock, 14,974,257 shares of Blank Check preferred stock, whose terms shall be determined by the board of directors at the time of issuance, 15,000 shares of Series A preferred stock, and 10,743 shares Series B preferred stock.

In connection with our name change, we received a new trading symbol and cusip number.  Effective August 31, 2009, we began trading on the Over the Counter Bulletin Board under the symbol “MOQZ”; our new cusip number is 616348108.

New VIE Agreements

In January 2009, Shanghai Moqizone entered into an Exclusive Business Cooperation Agreement and certain ancillary agreements, including an Equity Pledge Agreement, Exclusive Option Agreement, Loan Agreement and Irrevocable Power of Attorney (the “SZ Mellow Agreements”) with SZ Mellow. Subject to payment of certain licensing fees, Tai Ji accordingly has agreed to authorize SZ Mellow to use the PLA Authorization exclusively in the PRC for Internet café network deployment purposes. However, as a result of disputes with the shareholders of SZ Mellow, on September 21, 2009, in accordance with the terms of the SZ Mellow Agreements, we sent out a 30 days' prior written notice to SZ Mellow stating our intention of terminating the SZ Mellow Agreements.

In order to continue our business and operations as planned, on September 25, 2009, Shanghai MoqiZone entered into an Exclusive Business Cooperation with SZ Alar. Other ancillary agreements signed at the same time between Shanghai MoqiZone and SZ Alar are the Equity Pledge Agreement, Exclusive Option Agreement, Loan Agreement, and Irrevocable Power of Attorney (collectively, the “SZ Alar Agreements”). All SZ Alar agreements include similar terms with the SZ Mellow Agreements that we intend to terminate. Also on September 25, 2009, Tai Ji agreed to grant the PLA authorization sub-license to SZ Alar and terminate its current sub-license with SZ Mellow. As a result of the SZ Alar Agreements between Shanghai MoqiZone and SZ Alar, we do not anticipate any significant interruption in our business or operations as a result of our terminating the agreements with SZ Mellow.

Our Corporate Structure

The following table sets forth our corporate structure, after giving effect to consummation of the transactions contemplated by the Share Exchange Agreement described below, assuming the termination of the SZ Mellow Agreements.

The MobiZone Hong Kong Financing

On June 1, 2009, we completed a private financing of $4,345,000, with 10 accredited investors (the “June 1 Financing”), which initially included $300,000 that we received in October 2008 pursuant to a Convertible Loan Agreement with two accredited investors (the “Convertible Notes”), however, in accordance with the terms of the Convertible Notes, on August 20, 2009, the holders of the Convertible Notes elected to be repaid the principle of the Notes rather than convert the Convertible Notes into the same securities issued to the investors pursuant to the June 1 Financing. The net proceeds from the June 1 Financing were approximately $3,337,000 after taking into account the fees and expenses of the Offering as well as the repayment of the Convertible Notes. Consummation of the June 1 Financing was a condition to the completion of the Share Exchange Agreement. The securities offered in the June 1 Financing was sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among the Company, MoqiZone Cayman, Lawrence Cheung, MKM and each of the purchasers thereto (the “Investors”). Pursuant to the Purchase Agreement and subsequent repayment of $300,00 of Convertible Notes, we issued a total of approximately 405 Units of securities consisting of (a) $10,000 of 8% exchangeable convertible notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,771 shares of common stock of Trestle, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,771 shares of common stock of the Company at an exercise price of $3.00 per share. Both Class A Warrants and Class B Warrants are collectively referred to as “Warrants”. The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 405 Units, we issued an aggregate of approximately $4,045,000 of Notes, Class A Warrants to purchase up to 1,123,611 shares of common stock and Class B Warrants to purchase up to 1,123,611 shares of common stock will be issued. The Notes were and will be issued by MobiZone Hong Kong and the Warrants will be issued by Trestle.

On August 11, 2009, we further completed a private equity financing of $900,000 with 3 accredited investors (the “August 11 Financing”). Net proceeds from the August 11 Financing are approximately $800,000. Pursuant to the August 11 Financing, we issued a total of approximately 90 Units of securities each consisting of (a) the Notes, (b) the Class A Warrants, and (c) the Class B Warrants. Same as the June 1 Financing, the exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 90 Units, we issued an aggregate of approximately $900,000 of Notes, Class A Warrants to purchase up to 250,000 shares of common stock and Class B Warrants to purchase up to 250,000 shares of common stock will be issued. All of the securities issued in the August 11 Financing contain the same terms and conditions as the securities issued to the investors of the June 1 Financing (the “August 11 Financing” and together with the June 1 Financing, the “Financings”).

We raised a total of $4,4,945,000 from 11 accredited investors from the Financings after repayment of the Convertible Notes.  As a result of the Financings, we issued a total of approximately 494.5 Units of securities each consisting of (a) the Notes, (b) the Class A Warrants, and (c) the Class B Warrants.  Pursuant to the sale of approximately 494.5 Units, we issued an aggregate of approximately $4,945,000 of Notes, Class A Warrants to purchase up to 1,373,614 shares of common stock and Class B Warrants to purchase up to 1,373,614 of common stock will be issued.  The net proceeds from the Financings are to be used for working capital and general corporate purposes.  We are obligated to file a registration statement within 150 days of the second closing, providing for the resale of the shares of common stock underlying the securities issued pursuant to the Financings.

In connection with the June 1 Financing and August 11 Financing, we granted warrants to purchase up to 582,779 shares of common stock respectively to Tripoint Global Equities, LLC, the placement agent or its designees.  These warrants have the same terms as the warrants issued to Investors and included in the Units.  The placement agent received a total of 582,779 warrants to purchase up to 582,779 shares of our common stock from the Financing. These warrants have the same terms as the warrants issued to Investors and included in the Units.

For a more complete description of the terms of the Notes, the Class A Warrants, Class B Warrants, and the Series A Preferred Stock, please see the section entitled “Description of Securities” in our June 1, 2009 Current Report on Form 8-K.

Following the Reverse Stock Split and the automatic conversion of the Series B preferred stock issued under the Share Exchange Agreement to the MoqiZone Cayman shareholders into Series B Conversion Shares:

•	all of the issued and outstanding Notes have been, by their terms be deemed cancelled;

•
all interest accrued on the Notes (at the rate of 8% per annum) from the date of issuance to the date of cancellation will be paid, at the Company’s option, in cash or in a shares of Trestle common stock valued at $1.80 per share;

•
each $1,000 principal amount of cancelled MobiZone Hong Kong Note has been exchanged for one share of Series A Preferred Stock, $0.001 par value per share.  The Series A Preferred Stock (i) will have a liquidation value of $1,000 per share, (ii) vote, together with the Trestle common stock, on an “as converted basis”, and (iii) be convertible, at any time after issuance, at the option of the holder, into shares of Trestle common stock at a conversion price of $1.80 per share, subject to customary adjustments, including weighted average anti-dilution protection.

Following the Reverse Stock Split, which shall be effective upon the effectiveness of the Information Statement on Schedule 14C that we will mail to our shareholders on or about August 25, 2009, the Notes from the Financings will be automatically cancelled and exchanged for a total of 2,747,223 shares of Series A Preferred Stock, which are convertible into an aggregate of 2,747,223 shares of common stock.   The Information Statement was declared effective on or about August 25, 2009

As a result of the Share Exchange we consummated on June 1, 2009 and the Financings, on a fully-diluted basis (giving effect to the conversion of all outstanding Notes and preferred stock and the exercise of all outstanding warrants and options, as well as the Reverse Stock Split and cancelled Notes) we have approximately 17,378,329 shares of common stock issued and outstanding.  Of that amount, the MoqiZone shareholders will own approximately 95% of our issued and outstanding shares of common stock; the remaining 5% of the then outstanding shares of our common stock are publicly traded and are owned by approximately 83 shareholders on record.

Pursuant to the terms of the Financing, Moqizone has agreed to cause (i) the maximum number of shares of Moqizone common stock issuable upon conversion of all shares of Series A Preferred Stock and (ii) the maximum number of Class A Warrant Shares and Class B Warrant Shares to be registered for resale under the Securities Act of 1933, as amended, pursuant to a registration rights agreement, which provides inter alia that Moqizone shall file a registration statement for the Registrable Shares within 30 days after the completion of the Reverse Stock Split and cause the registration statement to become effective within 150 days after the completion of the Reverse Stock Split or 180 days in the event of a full review by the SEC.  If Moqizone does not comply with the foregoing obligations under the registration rights agreement, it will be required to pay cash liquidated damages to Investors, at the rate of 2% of the $10,000 offering price of each Unit sold in the offering ($200.00) for each 30 day period after the Registration Date that such Registrable Shares have not be registered for resale under the Securities Act of 1933, as amended; provided that, such liquidated damages shall not exceed $1,000 per Unit sold in the offering (a minimum of $400,000 and a maximum of $800,000); provided, however, that such liquidated damages shall not apply to any Registrable Shares that are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act of 1933, as amended.

         In addition, in the event the Company’s revenues for the year ending December 31, 2010 shall equal or exceed $21,560,000, the management shareholders of MoqiZone Cayman shall be issued warrants to purchase up to 900,000 additional shares of the Company’s common stock at an exercise price of $1.80 per share, exercisable for a period of three years.  Further, the Company intends to establish a stock incentive plan which authorizes the issuance of up to 1,500,000 additional shares of common stock, as authorized by a compensation committee of the board of directors.

THE OFFERING

Common stock being offered by Selling Stockholders	Up to approximately 6,666,667shares of common stock

OTCBB Symbol	MOQZ

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 13.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read in conjunction with our financial statements which are included elsewhere in this prospectus.  Our historical financial data reflect only the financial statements of Moqizone Holdings Corporation, Ltd. which, as a result of the Share Exchange transaction, is deemed for accounting purposes to have acquired Moqizone.  The summary set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007

	(in thousands)
Revenues	$-	$-	$-	$-

Gross profit	21	-	-	-

Net profit (Loss)	(1,003)	(410)	(913)	(317)
Foreign adjustment	(3)	-	(6)	1
Comprehensive income (Loss)	$(1,006)	$(410)	$(919)	$(316)

Consolidated Balance Sheet Data:

	As of June 30,	As of December 31,
	2009	2008	2007
	(in thousands)
Balance Sheet Data:

Current Assets	$3,231	$18	$43
Total assets	4,586	466	83
Total Current Liabilities	6,737	1,187	83

Total Liabilities	6,737	1,187	83
Total stockholders’ deficiency	$(2,151)	$(721)	-

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-1 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

RISK FACTORS

Investment in our securities involves risk. You should carefully consider the risks we describe below before deciding to invest. The market price of our securities could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this Memorandum. You should pay particular attention to the fact that a substantial amount of our operations in China are subject to legal and regulatory environments that in many respects differ from that of the United States. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. This discussion contains forward-looking statements.

Risks Related to Our Business and Industry

We depend on the People’s Liberation Army (PLA)’s approval and our cooperation relationship with Beijing Tai Ji Tong Gong Electronic Technology Ltd. (“Tai Ji”) as low cost WiMax network provider.  The termination or alteration of the PLA’s approval or the termination of our cooperation relationship with Tai Ji would materially and adversely impact our business operations and financial conditions.

Tai Ji was authorized to exclusively use the 3400-3430 MHz and 3500-3530 MHz (“3.5GHz”) frequency resources by an approval letter issued by the Communication Resources Management Office of the General Staff Department of Communication of the PLA, the “PLA Communication Office”) dated October 31, 2007 (“PLA Approval Letter”).  However, we cannot assure you that (i) the PLA Communication Office or its higher authority will not revoke their approval by issuing another letter; (ii) whether the PLA Communication Office has the authority to grant an “exclusive” right to Tai Ji to use the 3.5GHz frequency resources; (iii) whether the 3.5GHz radio frequency resources authorized by the PLA Approval Letter can be widely used for commercial purpose. If the PLA Approval Letter is revoked, the Company may be forced to purchase T1 ADSL bandwidth from the incumbent telecom carriers, which will increase our operational cost and materially and adversely impact our business operations and financial conditions.

Notwithstanding the Cooperation Agreement among Ti Jai, the SZ ALAR and Shanghai MoqiZone and the fact that there are common members among the management teams of the Company and Tai Ji, we cannot assure you that (i) the cooperation relationship between Shanghai MoqiZone and Tai Ji will be maintained, and (ii) the Cooperation Agreement will be fully performed.  In the event that Tai Ji breaches the Cooperation Agreement, or we cannot get a renewal of the cooperation relationship after it expires, we will not be able to use the 3.5GHz (3400-3430 MHz and 3500-3530 MHz) frequency resources, which could cause significant disruptions to our business operations or may materially adversely affect our business, financial condition and results of operations.

Significant changes in policies or guidelines of the PLA may result in lower revenue or additional costs for us and materially adversely affect our financial condition or results of operations.

It is possible that the PLA will from time to time issue policies or guidelines, requesting or stating its preference for certain actions to be taken by Tai Ji using its networks, including changing the usable frequency from 3400-3430 MHz and 3500-3530 MHz to other range. Due to our reliance on the PLA as low-priced network resources provider, a significant change in its policies or guidelines may have a material effect on us. Such change in policies or guidelines may result in lower revenues or additional operating costs for us, and we cannot assure you that our financial condition and results of operation will not be materially adversely affected by any policy or guideline change by the PLA in the future.

If the PRC government believes that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in the value-added telecommunications industry, we could be subject to severe penalties.

In December 2001, in order to comply with China’s commitments with respect to its entry into the World Trade Organization, or WTO, the State Council promulgated the Administrative Rules for Foreign Investments in Telecommunications Enterprises, or the Telecom FIE Rules. The Telecom FIE Rules set forth detailed requirements with respect to capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecommunications enterprise. Pursuant to the Telecom FIE Rules, the ultimate ownership interest of a foreign investor in a foreign-funded telecommunications enterprise that provides value-added telecommunication services, shall not exceed 50%.

We (including Shanghai MoqiZone), are considered as foreign persons or foreign-invested enterprises under PRC laws. As a result, we operate our wireless value-added services in China through the VIE, which is owned by PRC citizens. We do not have any direct equity interest in the operating company but instead, the Company will only share its economic benefits derived through contractual arrangements, including agreements on provision of services, license of intellectual property, and certain corporate governance and shareholder rights matters. The VIE conducts portion of our operations and generates portion of our revenues. It also holds the licenses (including the Content Provider License) and approvals that are essential to our business.

There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including but not limited to the laws and regulations governing the validity and enforcement of our contractual arrangements. Accordingly, we cannot assure you that PRC regulatory authorities will not determine that our contractual arrangements with the VIE violate PRC laws or regulations.

If we or our operating company were found to violate any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violation, including, without limitation, the following:

·	levying fines;
·	confiscating our or our operating company’s income;
·	revoking our or our operating company’s business licenses and other operating licenses;
·	shutting down the servers or blocking our or our operating company’s web sites;
·	restricting or prohibiting our use of the proceeds from this offering to finance our business and operations in China;
·	requiring us to restructure our ownership structure or operations; and/or
·	requiring us or our operating company to discontinue our wireless value-added services business.

Any of these or similar actions could cause significant disruptions to our business operations or render us unable to conduct our business operations and may materially adversely affect our business, financial condition and results of operations.

Our contractual arrangement with the VIE and their shareholders may not be as effective in providing operational control as direct ownership of these businesses and may be difficult to enforce.

PRC laws and regulations currently restrict foreign ownership of companies that provide value-added telecommunication services, which include wireless value-added services and Internet content services. As a result, we conduct a portion of our operations and could generate revenues through the VIE pursuant to a series of contractual arrangements with it and its respective shareholders. These agreements may not be as effective in providing control over our operations as direct ownership of these businesses. Direct ownership would allow us, for example, to directly exercise our rights as a shareholder to effect changes in the board of the VIE, which, in turn, could affect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, as a legal matter, if the VIE or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and expend significant resources to enforce those arrangements, and rely on legal remedies under PRC law. These remedies may include seeking specific performance or injunctive relief, and claiming damages, any of which may not be effective. For example, if the VIE’s shareholders refuse to transfer their equity interest in the VIE to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if any of those individuals otherwise act in bad faith towards us, we may have to take legal action to compel them to fulfill their contractual obligations.

Additionally, all of these contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, which relate to critical aspects of our operations, we may be unable to exert effective control over the VIE and our ability to conduct our business may be negatively affected.

Online game content providers & Internet cafés may not execute content & revenue sharing agreements with us.

We need to cooperate with online game content providers and Internet cafes in order to carry out our business. We have entered into, and plan to enter into additional cooperation agreements with several online game content providers and Internet cafes. If we are unable to enter into additional agreements with online game content providers or Internet cafes or if these online game content providers or Internet cafes do not provide online games or other services, or do not perform their other business contractual obligations as agreed, we may not be able to carry out our business normally and our financial conditions will be materially and adversely affected.

If we are unable to get additional online games that are attractive to players and result in overall revenue growth, our business, financial condition and results of operations may be materially and adversely affected and our ability to recover related costs may become limited.

In order to maintain our long-term profitability and financial and operational success, we must continually get new online games that are attractive to players. To date, we have signed up 4 online game companies with approximately 30 games. These games may or may not attract players away from other games companies and may or may not be profitable or popular among the online game players in China. If these games fail to attract new players and fail to drive our online game revenues, our business, financial condition and results of operations may be materially and adversely affected.

Our ability to purchase or license successful online games will depend on their availability at acceptable terms, including price, our ability to compete effectively against other potential purchasers or licensees to attract the developers of these games, and our ability to obtain government approvals required for the purchase or licensing and operation of these games.

The games that we purchase or license may not be attractive to players, may be viewed by the regulatory authorities as not complying with content restrictions, may not be launched as scheduled or may not compete effectively with our competitors’ games. Additionally, new technologies in our competitors’ online game programming or operations could render our games obsolete or unattractive to players, thereby limiting our ability to recover related product development costs, purchase costs and licensing fees. If we are not able to develop, purchase or license successfully online games appealing to players, our future profitability and growth prospects will decline.

Our limited operating history and the unproven long-term potential of our business model make evaluating our business and prospects difficult.

We were incorporated in August 29, 2007. As our operating history is limited, the revenue and income potential of our business and markets are yet to be fully proven. In addition, we are exposed to risks, uncertainties, expenses and difficulties frequently encountered by companies at an early stage of development. Some of these risks and uncertainties relate to our ability to:

·	maintain our current, and develop new, cooperation arrangements;
·	increase the number of our users by expanding the type, scope and technical sophistication of the content and services we offer;
·	respond effectively to competitive pressures;
·	respond in a timely manner to technological changes or resolve unexpected network interruptions;
·	comply with changes to regulatory requirements;
·	maintain adequate control of our costs and expenses;
·	increase awareness of our brand and continue to build user loyalty; and
·	attract and retain qualified management and employees.

We cannot predict whether we will meet internal or external expectations of our future performance. If we are not successful in addressing these risks and uncertainties, our business, financial condition and results of operations may be materially adversely affected.

Our success depends on attracting and retaining qualified personnel.

We depend on a core management and key executives.  In particular, we rely on the expertise and experience of our founders and senior officers, in our business operations, and their personal relationships with our other significant shareholders, employees, the regulatory authorities, our clients, our suppliers and the PLA. If any of them, become unable or unwilling to continue in their present positions, or if they join a competitor or form a competing company in contravention of their employment agreements, we may not be able to identify a replacement easily, our business may be significantly disrupted and our financial condition and results of operations may be materially adversely affected. We do not currently maintain key-man life insurance for any of our key personnel.

We may need additional capital and may not be able to obtain such capital on acceptable terms.

Capital requirements are difficult to plan in our rapidly changing industry. We currently expect that we will need capital to fund our future acquisitions, service development, technological infrastructure and sales and marketing activities.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

·	investors’ perceptions of, and demand for, securities of telecommunications value-added services companies;
·	conditions of the U.S. and other capital markets in which we may seek to raise funds;
·	our future results of operations, financial condition and cash flows;
·	PRC governmental regulation of foreign investment in value-added telecommunications companies;
·	economic, political and other conditions in China; and
·	PRC governmental policies relating to foreign currency borrowings.

Any failure by us to raise additional funds on terms favorable to us, or at all, may have a material adverse effect on our business, financial condition and results of operations. For example, we may not be able to carry out parts of our growth strategy to acquire assets, technologies and businesses that are complementary to our existing business or necessary to maintain our growth and competitiveness.

We may not be able to adequately protect our intellectual property, and we may be exposed to infringement claims by third parties.

We believe the copyrights, service marks, trademarks, trade secrets and other intellectual property we use are important to our business, and any unauthorized use of such intellectual property by third parties may adversely affect our business and reputation. We rely on the intellectual property laws and contractual arrangements with our employees, clients, business partners and others to protect such intellectual property rights. Third parties may be able to obtain and use such intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in the Internet and wireless value-added related industries in China is uncertain and still evolving, and these laws may not protect intellectual property rights to the same extent as the laws of some other jurisdictions, such as the United States. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources, and have a material adverse effect on our business, financial condition and results of operations.

We have no business insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products, and do not, to our knowledge, offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Moreover, while business interruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

The laws and regulations governing the value-added telecommunications and Internet industry in China are developing and subject to future changes. Substantial uncertainties exist as to the interpretation and implementation of those laws and regulations.

Our digital entertainment services are subject to general regulation regarding telecommunication services. In recent years, the PRC government has begun to promulgate laws and regulations applicable to Internet-related services and activities, many of which are relatively new and untested and subject to future changes. In addition, various regulatory authorities of the central PRC government, such as the State Council, the Ministry of Industry and Information Technology, or the MIIT in this memorandum (formerly known as the Ministry of Information Industry, or MII), the State Administration of Industry and Commerce, or SAIC, and the Ministry of Public Security, are empowered to issue and implement rules to regulate certain aspects of Internet-related services and activities. Furthermore, some local governments have also promulgated local rules applicable to Internet companies operating within their respective jurisdictions. As the Internet industry itself is at an early stage of development in China, there will likely be new laws and regulations promulgated in the future to address issues that may arise from time to time. As a result, uncertainties exist regarding the interpretation and implementation of current and future PRC Internet laws and regulations.

The VIE has obtained various value-added telecommunication service licenses from the MIIT or its local branches, and Tai Ji has obtained PLA Authorization, for the provisions of their services in relation to the usage of 3.5GHz. Tai Ji will apply for licenses for each and all WiMax base stations when they are built up. These licenses will be held by Tai Ji and Tai Ji will license these stations to the VIE. We cannot assure you that we will be able to obtain or maintain these licenses or that the regulatory authorities will not take any action against us if we fail to obtain or maintain them. If the VIE and/or Tai Ji fails to obtain or maintain any of the required licenses or permits respectively, it may be subject to various penalties, including redressing the violations, confiscation of income, imposition of fines or even suspension of its operations. Any of these measures could materially disrupt our operations and materially and adversely affect our financial condition and results of operations.

The MIIT issued regulations that regulate and limit ownership and investment in internet and other value-added telecommunications businesses in the PRC which may limit the type of businesses we will be able to acquire.

On July 13, 2006, the MII issued a notice with the purpose of increasing the regulation of foreign investment in and operations of value added telecom services which include internet and telecommunication businesses in the PRC. The regulations require Chinese entities to own and control the following: (i) internet domain names, (ii) registered trademarks, and (iii) servers and other infrastructure equipment used to host and operate web-sites and conduct businesses. The ownership requirements functionally limit foreign direct and indirect ownership and control of the intellectual property of these businesses even when attempted through various parallel control, licensing, use and management agreements. It is anticipated that these regulations will be strictly enforced, and the government has provided that the new regulations apply retroactively and provide for audit procedures. The failure to comply may cause the MIIT to terminate a telecommunication license or otherwise modify existing agreements or require the disposition of the assets by the foreign entity. Any anticipated foreign investment in such businesses will be subject to prior approval by the MIIT, and it is expected that approval for investment may not be easily obtained for foreign investment in these businesses unless in strict compliance. Therefore, investment by us in this sector may not be actively pursued because certain assets may not be acquirable and accounting consolidation may be restricted or not permitted as a result of an unfavorable but permitted transaction structure.

The PRC government may prevent us from distributing, and we may be subject to liability for content that any of them believes is inappropriate.

China has promulgated regulations governing telecommunication service providers, Internet access and the distribution of online games and other information. In the past, the PRC government has stopped the distribution of information over the Internet that it believes to violate Chinese law, including content that is obscene, incites violence, endangers national security, is contrary to the national interest or is defamatory.

The growth of our business may be adversely affected due to public concerns over the security and privacy of confidential user information.

The growth of our business may be inhibited if the public concern over the security and privacy of confidential user information transmitted over the Internet and wireless networks is not adequately addressed. Our services may decline and our business may be adversely affected if significant breaches of network security or user privacy occur.

We could be liable for breaches of security of our website and third-party online payment system, which may have a material adverse effect on our reputation and business.

Secure transmission of confidential information, such as customers’ debit and credit card numbers and expiration dates, personal information and billing addresses, over public networks, including our official game website, is essential for maintaining consumer confidence. We currently provide password protection, IP address verification and hardware verification for all of player accounts. While we have not experienced any breach of our security measures to date, such current security measures may be inadequate. In addition, we expect that an increasing number of our sales will be conducted over the Internet as result of the growing use of online payment systems. We also expect that associated online crime will likely increase accordingly. We must therefore be prepared to increase our security measures and efforts so that our customers have confidence in the reliability of the online payment system that we use. We do not have control over the security measures of our third-party online payment operator, and its security measures may not be adequate at present or may not be adequate with the expected increased usage of online payment systems. We could be exposed to litigation and possible liability if we fail to secure confidential customer information, which could harm our reputation, ability to attract customers and ability to encourage players to purchase our game points.

Unexpected network interruptions, security breaches or computer virus attacks could have a material adverse effect on our business, financial condition and results of operations.

Any failure to maintain the satisfactory performance, reliability, security and availability of our network infrastructure may cause significant harm to our reputation and our ability to attract and maintain players. All our game servers and all of the servers which handle log-in, billing and data back-up matters are hosted and maintained by third party service providers. Major risks involved in such network infrastructure include any break-downs or system failures resulting in a sustained shutdown of all or a material portion of our servers, including failures which may be attributable to sustained power shutdowns, or efforts to gain unauthorized access to our systems causing loss or corruption of data or malfunctions of software or hardware.

Our network systems are also vulnerable to damage from fire, flood, power loss, telecommunications failures, computer viruses, hacking and similar events. Any network interruption, virus or other inadequacy that causes interruptions in the availability of the online games or deterioration in the quality of access to the online games could reduce our players’ satisfaction and ultimately harm our business, financial condition and results of operations. In addition, any security breach caused by hackings, which involve efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could have a material adverse effect on our business, financial condition and results of operations. We do not maintain insurance policies covering losses relating to our network systems and we do not have business interruption insurance.

Future acquisitions may have an adverse effect on our ability to manage our business.

Selective acquisitions form part of our strategy to expand our business. We do not, however, have any prior experience integrating any new companies into ours, and we believe that integration of a new company’s operation and personnel will require significant management attention. The diversion of our management’s attention from our business and any difficulties encountered in the integration process could have an adverse effect on our ability to manage our business.

We may pursue acquisitions of companies, technologies and personnel that are complementary to our existing business. However, our ability to grow through future acquisitions or investments or hiring will depend on the availability of suitable acquisition and investment candidates at an acceptable cost, our ability to compete effectively to attract these candidates, and the availability of financing to complete larger acquisitions. We may face significant competition in executing our growth strategy. Future acquisitions or investments could result in potential dilutive issuances of equity securities or incurrence of debt, contingent liabilities or impairment of goodwill and other intangible assets, any of which could adversely affect our financial condition and results of operations. The benefits of an acquisition or investment may also take considerable time to develop and any particular acquisition or investment may not produce the intended benefits.

Future acquisitions would also expose us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses, sites and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, our relationships with employees, customers, licensors and other suppliers as a result of the integration of new businesses.

We may be subject to infringement and misappropriation claims in the future, which may cause us to incur significant expenses, pay substantial damages and be prevented from providing our services or technologies.

Our success depends, in part, on our ability to carry out our business without infringing the intellectual property rights of third parties. We may be subject to litigation involving claims of patent, copyright or trademark infringement, or other violations of intellectual property rights of third parties. Future litigation may cause us to incur significant expenses, and third-party claims, if successfully asserted against us, may cause us to pay substantial damages, seek licenses from third parties, pay ongoing royalties, redesign our services or technologies, or prevent us from providing services or technologies subject to these claims. Even if we were to prevail, any litigation would likely be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

The successful operation of our business depends upon the performance and reliability of the Internet infrastructure and fixed telecommunication networks in China.

Our business depends, in part, on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. In addition, the national networks in China are connected to the Internet through international gateways controlled by the PRC government. These international gateways are the only channels through which a domestic user can connect to the Internet. A more sophisticated Internet infrastructure may not be developed in China. We or the players of online games may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure.  As one of our important business partners are Internet cafés in China, intensified government regulation of Internet cafés could limit our ability to maintain or increase our net revenues and expand our customer base.

We rely on Internet cafes as our business partners in China to provide our services to the final users. Starting in 2001, the Chinese government began tightening its supervision of Internet cafés, closing unlicensed Internet cafés, requiring those remaining open to install software to prevent access to sites deemed subversive and requiring web portals to sign a pledge not to host subversive sites. In February 2007, 14 PRC national government authorities, including the MIIT, the Ministry of Culture and the General Administration of Press and Publication, jointly issued a notice suspending nationwide approval for the establishment of new Internet cafés in 2007 and enhancing the punishment for Internet cafés admitting minors. This suspension may continue indefinitely. Furthermore, the Chinese government’s policy, which encourages the development of a limited number of national and regional Internet café chains and discourages the establishment of independent Internet cafés, may slow down the growth of Internet cafés.

As Internet cafés are the primary venue for users to use our service, any reduction in the number, or any slowdown in the growth, of Internet cafés in China will limit our ability to maintain or increase our net revenues and expand our customer base, which will in turn materially and adversely affect our business and results of operations.

Our business may be adversely affected by public opinion and government policies in China.

Internet cafés, which are currently the most important outlets for online games, have been criticized by the general public in China for having exerted a negative influence on young people. Due primarily to such adverse public reaction, regulators in China have tightened their regulation of Internet café operations through, among other things, suspending the issuance of new operating licenses and further reducing the hours during which the Internet cafés are permitted to remain open for business. Also, local and higher-level governmental authorities may from time to time decide to more strictly enforce age limits and other requirements relating to Internet cafés as a result of the occurrence of, and the media attention on, gang fights, arson and other incidents in or related to Internet cafés. As most of our customers access online games from Internet cafés, any restrictions on Internet café operations could result in a reduction of the amount of time the customers spend on online games or a reduction in or slowdown in the growth of the player base. Moreover, any adverse public reaction to the online game industry may discourage players from spending too much time playing online games, which could limit the growth of or reduce our net revenues. In addition, it is also possible that the Chinese government authorities may decide to adopt more stringent policies to monitor the online game industry as a result of adverse public reaction or otherwise. Any such restrictions on online game playing would adversely affect our business and results of operations.

Our operations may be adversely affected by implementation of new addiction-related regulations.

The Chinese government may decide to adopt more stringent policies to monitor the online game industry as a result of adverse public reaction to perceived addiction to online games, particularly by minors. On April 15, 2007, eight PRC government authorities, including the State Press and Publication Administration, the Ministry of Education and the Ministry of Information Industry issued a Notice on the Implementation of Online Game Anti-Addiction System to Protect the Physical and Psychological Health of Minors (the “Anti-Addiction Notice”), requiring all Chinese game operators to adopt an “anti-addiction system” in an effort to curb addiction to online games by minors. Under the anti-addiction system, three hours or less of continuous play is defined to be “healthy,” three to five hours is defined to be “fatiguing,” and five hours or more is defined to be “unhealthy.” Game operators are required to reduce the value of game benefits for minor players by half when those players reach the “fatigue” level, and to zero when they reach the “unhealthy” level. In addition, online game players in China are now required to register their identity card numbers before they can play an online game. This system allows game operators to identify which players are minors. Failure to comply with the requirements under the Anti-Addiction Notice may subject us to penalties, including but not limited to suspension of the operation of online games, revocation of the licenses and approvals for Internet cafes’ operations, rejection or suspension of the application for approvals, licenses, or filings for any new games, or prohibiting Internet cafes from operating any new game.

Internet cafes currently do not allow the admission of juvenile players. If these restrictions are expanded to apply to adult players in the future, it could have a material and adverse effect on our business, financial condition and operating results.

Risks Related to International Operations

Substantially all of our assets may be located in the PRC and substantially all of our revenue may be derived from our operations in the PRC. Accordingly, our results of operations and prospects will be subject, to a significant extent, to the economic, political and legal policies, developments and conditions in such country.

The PRC economic, political and social conditions, as well as government policies, could affect our business. For instance, the PRC economy differs from the economies of most developed countries in many respects. The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

If relations between the United States and the PRC deteriorate, our business or service could become less attractive.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. For instance, if the United States imposes new short-term quotas on Chinese imports, such import quotas may adversely affect political relations between the two countries and result in retaliatory countermeasures by the PRC in industries that may affect our ultimate business. Relations may also be compromised if the United States becomes a more vocal advocate of Taiwan or proceeds to sell certain military weapons and technology to Taiwan. Relations may also be compromised if either the PRC government or the Taiwan government unilaterally alters the current political status quo between Taiwan and the Chinese mainland.

Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause our businesses and services to become less attractive.

We face risks related to health epidemics and other outbreaks, which could adversely affect our operations.

Our business could be materially and adversely affected by the outbreak of avian flu, severe acute respiratory syndrome or another epidemic. From time to time, there have been reports on the occurrences of avian flu in various parts of the PRC, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu, severe acute respiratory syndrome or other adverse public health developments in the PRC or elsewhere in Asia may have a material and adverse effect on our business operations.

If the PRC imposes restrictions to reduce inflation, future economic growth in the PRC could be severely curtailed which could materially and adversely impact our profitability.

While the economy of the PRC has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. In order to control inflation in the past, the PRC has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Imposition of similar restrictions may lead to a slowing of economic growth and decrease the interest in the services or products we may ultimately offer leading to a material and adverse impact on our profitability.

Any devaluation of currencies used in the PRC could negatively impact our business’ results of operations and any appreciation thereof could cause the cost of our business as measured in dollars to increase.

Because substantially all revenues and income would be received in a foreign currency such as RMB, the national currency in the PRC, the dollar equivalent of our net assets and distributions, if any, would be adversely affected by fluctuations in the value of the RMB. The value of foreign currency fluctuates and is affected by, among other things, changes in political and economic conditions. To the extent that we need to convert U.S. dollars into Chinese currency for our operations, appreciation of this currency against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert RMB into U.S. dollars for other business purposes and the U.S. dollar appreciates against this currency, the U.S. dollar equivalent of such currency we convert would be reduced.

The conversion of RMB into foreign currencies such as the U.S. dollar has been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Historically, the PRC “pegged” its currency to the U.S. dollar. This meant that each unit of Chinese currency had a set ratio for which it could be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. Many countries argued that this system of keeping the Chinese currency low when compared to other countries gave Chinese companies an unfair price advantage over foreign companies. Due to mounting pressure from other countries, the PRC recently reformed its economic policies to establish a floating value for its currency. Since July 21, 2005, RMB has been pegged to a basket of currencies, and permitted to fluctuate within a managed band. As of July 22, 2008 Beijing time, the exchange rate of the RMB was 6.8219:1 against the US dollar. This floating exchange rate, and any appreciation of the RMB that may result from such rate, could cause the cost of our business as measured in dollars to increase. Further, our business may be adversely affected since the competitive advantages that existed as a result of the former policies will cease.

Our corporate structure may limit our ability to receive dividends from, and transfer funds to, our PRC subsidiary, which could restrict our ability to act in response to changing market conditions.

Moqizone is a holding company. Shanghai MoqiZone, our indirectly wholly-owned subsidiary established in China has entered into contractual arrangements with the VIE through which we conduct our wireless value-added activities and receive substantially all of our revenues in the form of service fees. We rely on dividends and other distributions on equity paid by our subsidiary and service fees from the VIE for our cash requirements in excess of any cash raised from investors and retained by us. If our subsidiary incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

In addition, PRC law requires that payment of dividends by our subsidiary can only be made out of its net income, if any, determined in accordance with PRC accounting standards and regulations. Under PRC law, our subsidiary is also required to set aside no less than 10% of its after-tax net income each year to fund certain reserve funds unless such reserve funds have reached 50% of the registered capital of our subsidiary, and these reserves are not distributable as dividends. Any limitation on the payment of dividends by our subsidiary could materially adversely affect our ability to grow, fund investments, make acquisitions, pay dividends, and otherwise fund and conduct our business. Any transfer of funds from our company to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of Chinese governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. These limitations on the free flow of funds between us and our PRC subsidiary could restrict our ability to act in response to changing market conditions.

Recent regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that may limit or adversely affect our ability to acquire PRC companies.

Regulations were issued on January 24, 2005, on April 8, 2005 and on October 21, 2005, by the SAFE, that will require approvals from, and registration with, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and PRC corporate entities. The Circular on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular 75, which were issued on October 21, 2005 and became effective as of November 1, 2005 repealed the previous January and April SAFE regulations. Circular 75 requires each Chinese domestic resident, whether a natural or legal person, to complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch, prior to establishing or assuming control of an offshore company for the purpose of acquiring assets or equity interests in the PRC and using these assets to seek overseas financing (known as “round-trip investment”). In addition, an amendment to the registration with the local SAFE branch is required to be filed by any Chinese domestic resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company. An amendment to the registration is also required to be filed by such Chinese domestic resident when there is any material change involving a change in the capital of the offshore company. Moreover, Circular 75 applies retroactively. As a result, Chinese domestic residents who have established or acquired control of offshore companies that have made onshore investments in China in the past are required to complete the relevant overseas investment foreign exchange registration procedures. For purposes of SAFE registrations required under Circular 75, “Chinese domestic residents” shall include individuals without mainland China identity papers who have habitually lived in China due to economic interest. In the event that a PRC shareholder with a direct or indirect stake in an offshore parent company fails to obtain the required SAFE approval and make the required registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE approval and registration requirements described above, as currently drafted, could result in penalties under PRC foreign exchange administration regulations and liability under PRC law for foreign exchange evasion.

As a Hong Kong company, and therefore an offshore company for purpose of SAFE regulations, if we purchase the assets or equity interest of a Chinese company owned by Chinese domestic residents, including those which we will generate revenue from and exercise control over through agreements, such Chinese domestic residents who may become our shareholders will be subject to registration procedures described in the aforementioned SAFE notice. Moreover, Chinese domestic residents who are already our beneficial shareholders may be required to register with SAFE in connection with their shareholdings in us. Failure of any Chinese shareholders of us to register with SAFE may limit our Chinese subsidiary’s ability to distribute dividends to us.

The PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate, including our ability to pay dividends.

On August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, which took effect as of September 8, 2006.  This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of a SPV which acquires, directly or indirectly, equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of a SPV which has fully completed its acquisition of equity interest of domestic PRC equity prior to September 8, 2006. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which owns controlling contractual interest in the VIE. We believe that the new M&A regulation and the CSRC approval are not required in the context of the share exchange because (i) the Share Exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not a special purpose vehicle formed or controlled by PRC companies or PRC individuals, (iii) we are owned or substantively controlled by foreigners.  However, we cannot assure that the relevant PRC government agencies, including the CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem that the transactions effected by the Share Exchange circumvented the new M&A rules, the PRC Securities Law and other rules and notices, especially when taking into consideration of the performance-based incentive option arrangement by way of the share transfer between Mr. Cheung and other management.

If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this Offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

The new M&A rules, along with foreign exchange regulations discussed in the above subsection, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy. For example, our prospective partner’s ability to remit dividends to us, or to engage in foreign-currency-denominated borrowings, may be conditioned upon compliance with the SAFE registration requirements by such Chinese domestic residents, over whom we may have no control. In addition, such Chinese domestic residents may be unable to complete the necessary approval and registration procedures required by the SAFE regulations. Such uncertainties may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

Because Chinese law will govern almost all of our business’ material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in the PRC over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in the PRC, these laws, regulations and legal requirements are relatively new. Due to the limited volume of published judicial decisions, their non-binding nature, the short history since their enactments, the discrete understanding of the judges or government agencies of the same legal provision, inconsistent professional abilities of the judicators, and the inclination to protect local interest in the court rooms, interpretation and enforcement of PRC laws and regulations involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our business, prospects, financial condition, and results of operations. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in the PRC, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, some of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon some of our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It would also be difficult for investors to bring an original lawsuit against us or our directors or executive officers before a Chinese court based on U.S. federal securities laws or otherwise. Moreover, China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

New PRC enterprise income tax law could adversely affect our business and our net income.

On March 16, 2007, the National People’s Congress of the PRC passed the new Enterprise Income Tax Law (or EIT Law), which took effect on of January 1, 2008. The new EIT Law imposes a unified income tax rate of 25.0% on all companies established in China. Under the new EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25.0% on its global income. If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%.

With the introduction of the EIT Law, China has resumed imposition of a withholding tax (10.0% in the absence of a bilateral tax treaty or new domestic regulation reducing such withholding tax rate to a lower rate).  Per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, a Hong Kong company as the investor, which is considered a “non-resident enterprise” under the EIT Law, may enjoy the reduced withholding tax rate of 5% if it holds more than 25% equity interest in its PRC subsidiary.  As MobiZone Hong Kong is the sole shareholder of Shanghai MoqiZone, substantially all of our income will be derive from dividends we receive from Shanghai MoqiZone through MobiZone Hong Kong.  When we declare dividends from the income in the PRC, we cannot assure whether such dividends may be taxed at a reduced withholding tax rate of 5% per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China as the PRC tax authorities may regard our MobiZone Hong Kong as a shell company only for tax purpose and still deem Shanghai MoqiZone in the PRC as the subsidiary directly owned by the Company. Based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

Investors should note that the new EIT Law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified.  Any increase in our tax rate in the future could have a material adverse effect on our financial conditions and results of operations.

Under the new EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and holders of our securities.

Under the new EIT Law, an enterprise established outside of China with its “de facto management body” in China is considered a “resident enterprise,” meaning that it can be treated the same as a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law defines “de facto management body” as an organization that exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of an enterprise. Currently no interpretation or application of the new EIT Law and its implementing rules is available, therefore it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that our Hong Kong holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to enterprise income tax at a rate of 25% on our worldwide income as well as PRC enterprise income tax reporting obligations. This would mean that income such as interest on offering proceeds and other non-China source income may be subject to PRC enterprise income tax at a rate of 25%. Second, although under the new EIT Law and its implementing rules dividends paid to us by our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, a 10% withholding tax may be imposed on dividends we pay to our non-PRC shareholders.

Related transactions in China may be subject to a high level of scrutiny by the PRC tax authorities. The contractual arrangements entered into among our PRC subsidiary, our affiliated entity and its shareholders may be subject to audit or challenge by the PRC tax authorities; a finding that our PRC subsidiary or our affiliated entity owes additional taxes could substantially reduce our net income and the value of your investment.

Under PRC tax law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We may have related transactions that are not at arm’s length price. If any of the transactions we enter into with potential future PRC subsidiaries and affiliated PRC entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow any tax savings, adjust the profits and losses of such potential future PRC entities and assess late payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for any such tax savings, or that any of our possible future affiliated entities are not eligible for tax exemptions, would substantially increase our possible future taxes and thus reduce our net income and the value of a shareholder’s investment. In particular, we could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our PRC subsidiary, the VIE, and the shareholders of the VIE do not represent arm’s-length prices and adjust any of their income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in, for PRC tax purposes, a reduction of expense deductions recorded by our PRC subsidiary or the VIE or an increase in taxable income, all of which could in turn increase our tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on our PRC subsidiary or the VIE for under-paid taxes.

Our Chinese operating company is obligated to withhold and pay PRC individual income tax in respect of the salaries and other income received by their employees who are subject to PRC individual income tax. If it fails to withhold or pay such individual income tax in accordance with applicable PRC regulations, it may be subject to certain sanctions and other penalties, which could have a material adverse impact on our business.

Under PRC laws, our Chinese operating company will be obligated to withhold and pay individual income tax in respect of the salaries and other income received by its employees who are subject to PRC individual income tax. Our Chinese operating company may be subject to certain sanctions and other liabilities under PRC laws in case of failure to withhold and pay individual income taxes for its employees in accordance with the applicable laws.

In addition, the PRC State Administration of Taxation has issued several circulars concerning employee stock options. Under these circulars, employees working in the PRC (which could include both PRC employees and expatriate employees subject to PRC individual income tax) are required to pay PRC individual income tax in respect of their income derived from exercising or otherwise disposing of their stock options. Our Chinese subsidiary will be obligated to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

Individual Foreign Debts Registration under the Contractual Arrangement with the VIE.

In accordance with the Measures for the Administration of Individual Foreign Exchange (the “Individual Foreign Debts Measures”), which became effective as of February 1, 2007, where a domestic individual borrows any foreign debt, he/she shall abide by the relevant provisions and go through relevant registration formalities at the State Administration of Foreign Exchange or its local branches (“SAFE”).  A fine of 30% of the borrowed amount may be imposed if such amount of foreign debt is not registered with the SAFE.  The Implementing Rules of the Individual Foreign Debts Measures, which became effective as of the same day, state that the administration on foreign debts by domestic individuals will be gradually unloosened according to the RMB capital item exchangeable progress, and the detailed rules of such administration will be made separately.  The loans between MobiZone Hong Kong and the individual shareholders of the VIE fall into the definition of the individual’s foreign debts, and shall be registered with the SAFE.  However, as far as we know, neither the SAFE nor any of its local branches have accepted or approved such application for registration of individual’s foreign debts. This registration requirement of individual foreign debts is loosely enforced due to the lack of detailed implementing rules as of today. Once the SAFE begins accept application for registration of individual’s foreign debts, we will file the registration application for the three individual shareholders’ foreign debts.

Failure to comply with the United States Foreign Corrupt Practices act could subject us to penalties and other adverse consequences.

If we complete a merger with a US public company we will become subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Securities

 Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders hold approximately 71.23% of our outstanding common stock.  Accordingly, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our common stock, which is listed on the Over-the-Counter Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future.  During the month of April 2009, our common stock traded an average of approximately 1,980 shares per day.  As of May 29, 2009, the closing bid price of our common stock was $0.03 per share.  As of May 29, 2009, we had approximately 91 shareholders of record of our common stock, not including shares held in street name.  In addition, during the past two years our common stock has had a trading range with a low price of $0.01 per share and a high price of $0.18 per share.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock.  These factors may materially adversely affect the market price of our common stock, regardless of our performance.  In addition, the public stock markets have experienced extreme price and trading volume volatility.  This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies.  These broad market fluctuations may adversely affect the market price of our common stock.

The outstanding warrants may adversely affect us in the future and cause dilution to existing shareholders.

There will be issued and outstanding a total of 3,330,007 warrants in the Financings.  The exercise price of these warrants range from $1.80 to $3.00 per share, subject to adjustment in certain circumstances.  Exercise of the warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise.  In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock.  Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants as well.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our stock.  We plan to retain any future earnings to finance growth.

USE OF PROCEEDS

We have registered these shares because of registration rights granted to the investors in our recent private equity financing and the other selling shareholders.  We will not receive any proceeds upon the conversion of the preferred shares into shares of our common stock, however, we received gross proceeds of approximately $5,245,000 from the sale of the Notes and we could receive net proceeds of approximately $8,125,000 as a result of the exercise of the associated warrants.  The net proceeds of approximately $4,437,000 from the sale of the Notes and any proceeds received from the exercise of the Warrants have been and will be used as set forth in the table below.

The following table represents estimates only.  The actual amounts may vary from these estimates.

Use of Funds	Net Funds Received from Sale of the Notes
(in thousands)
Marketing & Sales	400,000
Research & Development	300,000
Hardware equipment for CPE and Base station	1,000,000
Game Server	350,000
Frequency Licence Fees for 2008 and 2009	700,000
Legal, compliance and Investment consultation	300,000
Working Capital	1,087,000
Total	4,437,000

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND
RELATED STOCKHOLDER INFORMATION

The Common Stock is currently quoted on the over–the-counter Bulletin Board under the symbol “MOQZ.”

We did not begin trading until August 27, 2009.  Accordingly, the following table sets forth the quarterly high and low bid prices for the common stock since the quarter ended March 31, 2009.  The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	High	Low
Quarter ended March 31, 2009	$0.03	$0.01
Quarter ended June 30, 2009	$0.05	$0.01

At September 24, 2009, the closing bid price of the Common Stock was $8.00 and we had approximately 83record holders of our Common Stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividend Policy

We have never declared or paid dividends on our Common Stock.  We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

We did not have any equity compensation plans as of September 24, 2009.  Our Board of Directors may adopt an equity compensation plan in the future.

SELECTED CONSOLIDATED FINANCIAL DATA

Consolidated Statement of Operations Data:

	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007

	(in thousands)
Revenues	$-	$-	$-	$-
Cost of revenues	-	-	-	-
Gross profit	21	-	-	-
Depreciation and amortization expenses	2	-	-	-
Selling, general and administrative and research and development expenses	973	410	913	317
Other expense	49	-	-	-
Income taxes	-	-	-	-
Net profit (Loss)	(1,003)	(410)	(913)	(317)
Foreign adjustment	(3)	-	(6)	1
Comprehensive income (Loss)	(1,006)	(410)	(919)	(316)

Consolidated Balance Sheet Data:

	As of June 30,	As of December 31,
	2009	2008	2007
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,127	$18	$43
Accounts receivable	-	-	-
Inventory	-	-	-
Other current assets	1,211	249	-
Property and equipment, net	248	199	40
Intangibles, net	-	-	-
Total assets	4,586	466	83
Total Current Liabilities	6,737	1,187	83
Long-term liabilities	-	-	-
Total Liabilities	6,737	1,187	83
Total Stockholders’ Deficiency	$(2,151)	$(721)	$-

SUPPLEMENTARY FINANCIAL INFORMATION

The supplementary financial information presented below summarizes certain financial data which has been derived from and should be read in conjunction with our consolidated financial statements and footnotes thereto included in the section beginning on page F-1.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share amount)
2009
Revenue	$-	$-	N/A	N/A
Gross Profit	-	21	N/A	N/A
Operating Profit (Loss)	(405)	(576)	N/A	N/A
Net Income (Loss)	(405)	(598)	N/A	N/A
Net Income per share – basic	N/A	N/A	N/A	N/A
Net Income per share – diluted	N/A	N/A	N/A	N/A

	Year ending December 31, 2008
2008
Revenue	$ - - (913) (913) N/A N/A
Gross Profit
Operating Profit (Loss)
Net Income (Loss)
Net Income per share –basic
Net Income per share – diluted

Year ending December 31, 2007
2007
Revenue	$ - - (317) (317) N/A N/A
Gross Profit
Operating Profit (Loss)
Net Income (Loss)
Net Income per share –basic
Net Income per share – diluted

	As of June 30,	As of December 31,
	2009	2008	2007
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,127	$18	$43
Accounts receivable	-	-	-
Inventory	-	-	-
Other current assets	1,211	249	-
Property and equipment, net	248	199	40
Intangibles, net	-	-	-
Total assets	4,586	466	83
Total Current Liabilities	6,737	1,187	83
Long-term liabilities	-	-	-
Total Liabilities	6,737	1,187	83
Total Stockholders’ Deficiency	$(2,151)	$(721)	$-

MANAGEMENT DISCUSSION AND ANALYSIS

Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this prospectus.

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the financial statements of Moqizone for the fiscal years ended December 31, 2008 and 2007 and for the six month period ended June 30, 2009 and 2008 and should be read in conjunction with such financial statements and related notes included in this report.

Overview

Through our Shanghai MoqiZone subsidiary, we provide a digital entertainment delivery platform that delivers online content and games to internet cafes (or cafes) in China via our proprietary MoqiZone Network.  Our primary business focus is to provide content delivery to the viral online gaming market and connect game players to online content providers.  We provide “last mile” connectivity to internet cafés through our own proprietary MoqiZone Network. There are currently over 150,000 licensed internet cafés in China, each with an average of not less than 100 personal computers, or PCs.  This means that not less than 15.0 million potential game players may be accessing online content and games at any point in time.

We collect cash from game players through issuing prepaid game cards and we provide cafes, game providers and ourselves with real time reporting and customer tracking, and distribute customer payments among internet cafés, online game providers and marketing promotion companies.  Subject to receipt of the maximum proceeds of this offering, our goal is to deploy our digital entertainment delivery platform in various targeted cities initially in China, including Beijing, Chengdu, Guizhou, Suzhou and Zhengzhou.

On October 31, 2007, the Communications Resource Management Office of the General Staff Department of Communication of the People’s Liberation Army of China, or PLA, granted to Tai Ji the “ PLA Authorization for the exclusive use for commercial purposes throughout China of 3400-3430 MHz and 3500-3530 MHz radio frequencies belonging to the PLA.  Subject to payment of certain licensing fees, Tai Ji has agreed to authorize the VIE to use the PLA Authorization exclusively in the PRC for Internet café network deployment purposes.  The Company is currently the only Chinese WiMax carrier with permitted national coverage license granted by the PLA, although we are aware of other carriers who may have been granted similar licenses by the Ministry of Industry and Information Technology (“MIIT”).  The MoqiZone Network enables direct access between the internet cafes and the content providers and enables a redistribution of profits in China’s online media industry, specifically to the highly fragmented internet cafés industry.

We believe that the PLA Authorization is the only national WiMax license for the use of 3400-3430 MHz and 3500-3530 MHz radio frequencies granted by the PLA using the WiMax technology.  As a result, under our current arrangements, and as long as the PLA Authorization granted to Tai Ji and its authorization to the VIE is retained, we believe that no existing or potential competitor can foreclose our access to any market in China for Internet cafés.  Accordingly, we believe that the Company has access to the necessary business and operating licenses to deploy China’s first national WiMax network for Internet cafés.

Reorganization

Since September 2006, we were previously a non-operating public company that was seeking out suitable candidates for a business combination with a private company.  Trestle previously developed and sold digital tissue imaging and telemedicine applications linking dispersed users and data primarily in the healthcare and pharmaceutical markets.

On March 15, 2009, Trestle entered into a Share Exchange Agreement with MoqiZone Cayman, Lawrence Cheung, the principal shareholder of MoqiZone Cayman (“Lawrence Cheung”), and MKM Capital Opportunity Fund Ltd. (“MKM”), our former principal stockholder (the “Agreement”).  MoqiZone Cayman is the record and beneficial owner of 100% of the share capital of MobiZone Hong Kong and MobiZone Hong Kong is the record and beneficial owner of 100% of the share capital of Shanghai MoqiZone.  On June 1, 2009, pursuant to the Agreement, and as a result of MoqiZone Hong Kong’s receipt of approximately $4,345,000 in gross proceeds from our private financing, we acquired all of the issued and outstanding capital stock of MoqiZone Cayman in exchange for the issuance to Lawrence Cheung and the other shareholders of MoqiZone Cayman of 10,743 shares of our sought to be created Series B convertible preferred stock.  Following the reverse stock split described below, such Series B preferred stock shall automatically (and without any action on the part of the holders) convert (on the basis of 1,000 shares of common stock for each share of Series B Preferred Stock) into an aggregate of 10,743,000 shares of our common stock, representing approximately 95% of our issued and outstanding shares of common stock, on a fully-diluted basis, as at the time of conversion (but prior to the issuance of any other equity or equity type securities). The remaining 5% of the then outstanding shares of the Company’s common stock are publicly traded and are owned by approximately 83 shareholders of record

Following the closing of the share exchange and pursuant to the Share Exchange Agreement, we issued 10,000,000 shares of Trestle preferred stock (including the Series B Preferred Stock), containing such rights, preferences and designations as the board of directors of Moqizone may, from time to time designate and effect a one-for-254.5 reverse stock split (the “Reverse Stock Split”).

As a result of the transactions described above, we became the record and beneficial owner of 100% of the share capital of MoqiZone Cayman and therefore own 100% of the share capital of MobiZone Hong Kong and Shanghai MoqiZone indirectly.

Liquidity and Capital Resources

As of December 31, 2008, we had negative working capital of approximately US$1.17 million, including cash and cash equivalents.  On June 1, 2009, we received net proceeds of approximately US$3,637,000 after the payment of certain financing related commissions and certain non-financing related expenses.

Net cash used in operating activities was approximately US$71,000 for the fiscal year ended December 31, 2008 as compared to approximately US$16,000 for the fiscal year ended December 31, 2007.

Net cash used in investing activities for the fiscal year ended December 31, 2008 totaled approximately US$158,000 and related to the acquisition of property and equipment. Net cash used in investing activities for the fiscal year ended December 31, 2007 totaled approximately US$40,000 and related to the acquisition of property and equipment.

Net cash provided by financing activities for the fiscal year ended December 31, 2008 totaled approximately US$210,000.  Net cash provided by financing activities for the fiscal year ended December 31, 2007 was approximately US$98,000.  The increase in net cash provided by financing activities in the 2008 period was primarily the result of financings from convertible notes payable, capital contribution offset by the issuance of a note receivable.

On June 1, 2009, we completed a private financing of $4,345,000, with 10 accredited investors (the “June 1 Financing”), which initially included $300,000 that we received in October 2008 pursuant to a Convertible Loan Agreement with two accredited investors (the “Convertible Notes”), however, on August 20, 2009, the holders of the Convertible Notes elected to repaid the principle of the Convertible Notes rather than convert them into the same securities issued to the investors pursuant to the June 1 Financing. The net proceeds from the June 1 Financing were approximately $3,337,000 after fees and expenses of the Offering as well as repayment of the Convertible Notes. Consummation of the June 1 Financing was a condition to the completion of the Share Exchange Agreement. The securities offered in the June 1 Financing was sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among the Company, MoqiZone Cayman, Lawrence Cheung, MKM and each of the purchasers thereto (the “Investors”). Pursuant to the Purchase Agreement and subsequent repayment of $300,00 of Convertible Notes, we issued a total of approximately 405 Units of securities consisting of (a) $10,000 of 8% exchangeable convertible notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,771 shares of common stock of Trestle, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,771 shares of common stock of the Company at an exercise price of $3.00 per share. Both Class A Warrants and Class B Warrants are collectively referred to as “Warrants”. The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 405 Units, we issued an aggregate of approximately $4,045,000 of Notes, Class A Warrants to purchase up to 1,123,611 shares of common stock and Class B Warrants to purchase up to 1,123,611 shares of common stock will be issued. The Notes were and will be issued by MobiZone Hong Kong and the Warrants will be issued by Trestle.

On August 11, 2009, we further completed a private equity financing of $900,000 with 3 accredited investors (the “August 11 Financing”). Net proceeds from the August 11 Financing are approximately $800,000. Pursuant to the August 11 Financing, we issued a total of approximately 90 Units of securities each consisting of (a) the Notes, (b) the Class A Warrants, and (c) the Class B Warrants. Same as the June 1 Financing, the exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 90 Units, we issued an aggregate of approximately $900,000 of Notes, Class A Warrants to purchase up to 250,000 shares of common stock and Class B Warrants to purchase up to 250,000 shares of common stock will be issued. All of the securities issued in the August 11 Financing contain the same terms and conditions as the securities issued to the investors of the June 1 Financing (the “August 11 Financing” and together with the June 1 Financing, the “Financings”).

We raised a total of $4,4,945,000 from 11 accredited investors from the Financings after repayment of the Convertible Notes.  As a result of the Financings, we issued a total of approximately 494.5 Units of securities each consisting of (a) the Notes, (b) the Class A Warrants, and (c) the Class B Warrants.  Pursuant to the sale of approximately 494.5 Units, we issued an aggregate of approximately $4,945,000 of Notes, Class A Warrants to purchase up to 1,373,614 shares of common stock and Class B Warrants to purchase up to 1,373,614 of common stock will be issued.  The net proceeds from the Financings are to be used for working capital and general corporate purposes.  .  We are obligated to file a registration statement within 150 days of the second closing, providing for the resale of the shares of common stock underlying the securities issued pursuant to the Financings.

In connection with the June 1 Financing and August 11 Financing, we granted warrants to purchase up to 582,779 shares of common stock respectively to Tripoint Global Equities, LLC, the placement agent or its designees.  These warrants have the same terms as the warrants issued to Investors and included in the Units.  The placement agent received a total of 582,779 warrants to purchase up to 582,779 shares of our common stock from the Financing. These warrants have the same terms as the warrants issued to Investors and included in the Units.

                 Following our one-for-254.5 reverse stock split (the “Reverse Stock Split”), which shall be effective upon the effectiveness of the Information Statement on Schedule 14C that was mailed to our shareholders on or about August 28, 2009, the Notes from the Financings will be automatically cancelled and exchanged for a total of 2,747,223 shares of Series A Preferred Stock, which are convertible into an aggregate of 2,747,223 shares of common stock.

                 Although we expect that the net proceeds of the private placement described above, together with our available funds and funds generated from our operations will be sufficient to meet our anticipated needs for 12 months, we may need to obtain additional capital to continue to grow our business. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including our marketing and distribution activities, product development, expansion of our personnel and the timing of our receipt of revenues.  Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance.  There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all.

Critical Accounting Policies and Estimates

Our financial information has been prepared in accordance with generally accepted accounting principles in the United States, which requires us to make judgments, estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the end of each fiscal period and (3) the reported amounts of revenues and expenses during each fiscal period.  We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources.  Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.  Some of our accounting policies require a higher degree of judgment than others in their application.

When reviewing our financial statements, you should consider (1) our selection of critical accounting policies, (2) the judgment and other uncertainties affecting the application of those policies, and (3) the sensitivity of reported results to changes in conditions and assumptions.  We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements.

Basis of Presentation - Development Stage Company

The Company has been obtaining the requisite approvals from the Chinese government and since inception, has not earned any revenue from operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise”, as set forth in Financial Accounting Standards Board Statement No. 7 (SFAS 7").  Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations and other comprehensive income (loss), owner’s equity and cash flows disclose activity since the date of the Company’s inception.

Use of estimates in the preparation of financial statements

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions. The following accounting policies require significant management judgments and estimates:

Impairment of long-lived assets.  We assess the potential impairment of long-lived assets and identifiable intangibles under the guidance of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." which states that a long-lived asset should be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset exceeds its fair value. An impairment loss is recognized only if the carrying amount of the long-lived asset exceeds its fair value and is not recoverable.

Deferred income taxes. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ( A SFAS 109") which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, SFAS 109 requires recognition of future tax benefits, such as carry forwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Foreign currency translation.  Our reporting currency is the US dollar.  Our functional currency is United States dollars (“US$”), and the functional currency of our Hong Kong subsidiary is Hong Kong dollars (“HK$”).  The functional currency of our PRC operating entities is the Renminbi (“RMB’), and PRC is the primary economic environment in which our businesses operate. Assets and liabilities are translated into U.S. Dollars at the year end exchange rates and records the related translation adjustments as a component of other comprehensive income (loss). Revenue and expenses are translated using average exchange rates prevailing during the period. Foreign currency transaction gains and losses are included in current operations.

We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from these estimates.

Income Taxes

Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains. In addition, payment of dividends by us is not subject to withholding tax in the Cayman Islands.

Under the current Hong Kong Inland Revenue Ordinance, MobiZone Hong Kong is subject to 17.5% income tax on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by MobiZone Hong Kong to us are not subject to any Hong Kong withholding tax.

The new Enterprise Income Tax Law (or EIT Law) imposes a unified income tax rate of 25.0% on all companies established in China. Shanghai MoqiZone and the VIE are subject to 25% PRC income tax.  Under the new EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25.0% on its global income. The new EIT Law, however, does not define the term “de facto management bodies.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%.

With the introduction of the EIT Law, China has resumed imposition of a withholding tax (10.0% in the absence of a bilateral tax treaty or new domestic regulation reducing such withholding tax rate to a lower rate).  As MobiZone Hong Kong is the sole shareholder of Shanghai MoqiZone, the dividends from Shanghai MoqiZone may be taxed at a reduced withholding tax rate of 5% per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China.

Our PRC companies are subject to PRC business tax. We primarily pay business tax on gross revenues generated from online game operations, rentals, service fees and license fees. Our PRC operating companies pay business tax on their gross revenues derived from online game operations at a rate ranging from 3% to 5%, and this business tax is deducted from total revenues. In addition, our PRC subsidiaries pay a 5% business tax on the gross revenues derived from their contractual arrangements with our PRC operating companies, and these taxes are primarily recorded in operating expenses in accordance with our accounting policy.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Results of Operations

The following table shows the results of our business.  All references to the results of operations and financial condition are those of MobiZone Holdings Limited.

Comparison of Fiscal Year Ended December 31, 2008 and 2007

Year Ended December 31	2008	2007
Revenues	US$ 0	US$ 0

Cost of revenues	US$ 0	US$ 0

Gross profit	US$ 0	US$ 0

Selling, general and administrative expenses	US$913,157	US$317,068

Other income (expense)	US$(325)	US$17

Income taxes	US$ 0	US$ 0

Net profit (Loss)	US$(913,482)	US$(317,051)

Foreign currency translation adjustment	US$(5,577)	US$889

Comprehensive income (Loss)	US$(991,059)	US$(316,162)

Revenues.  Total revenues for the year ended December 31, 2008 were $0.  This is unchanged from total revenue of $0 for the period from inception (August 29, 2007) to December 31, 2007.

Operating Expenses.  Operating expenses were approximately US$913,000 for the year ended December 31, 2008 as compared to approximately US$317,000 for the period from inception (August 29, 2007) to December 31, 2007, an increase of approximately US$596,000 or 188%.  Since the Company was only established in September 2007, the increase was mainly due to the company operating for entire 12 months of 2008 as opposed to 4 months in the previous year.  Management expects that operating expenses will continue to rise as we work to expand our operations.

Other expense.  Interest income was approximately US$240 for the year ended December 31, 2008, and US$17 for the period from inception (August 29, 2007) to December 31, 2007.  Loss on foreign currency transactions was roughly US$565 for the year ended December 31, 2008, as compared to nil for the period from inception (August 29, 2007) to December 31, 2007.

Net loss.  Net loss was approximately US$913,000 for the year ended December 31, 2008, as compared to net loss of approximately US$317,000 for the period from inception (August 29, 2007) to December 31, 2007, an increase of US$596,000.  The increase in the net loss was mainly due to the fact that since the Company was only established in September 2007, the increase was mainly due to operations for the entire 12 month period in 2008 as opposed to 4 months in 2007.

Foreign Currency Translation Adjustment.  Our reporting currency is the US dollar.  Our local currency, Renminbi (RMB), is our functional currency.  Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to a loss of US$5,577 and a gain of $889 as of December 31, 2008, and 2007 respectively.

Comprehensive Loss.  As a result of the above, the comprehensive loss, which adds the currency adjustment to Net Income, were roughly US$919,000 for the year ended December 31, 2008, as compared to the comprehensive loss of approximately US$316,000 for the period from inception (August 29, 2007) to December 31, 2007, an increase of US$603,000.

For the three months ended June 30, 2009

Three months ended June 30,	2009
Revenues	$-
Cost of revenues	$-
Gross profit	$-
Depreciation and amortization expense	$2,079
Selling, general and administrative expenses	$573,646
Other income (expense)	$(22,157)
Income taxes	$-
Net profit (Loss)	$(587,882)
Foreign adjustment	$2,118
Comprehensive income (Loss)	$(595,764)

Revenues.  Total revenues for the three months ended June 30 2009 were $0.  The Company is only in the initial stages of launching its business plan of providing “last mile” connectivity to internet cafés through our own proprietary MoqiZone Network.  Management believes that as it begins providing a digital entertainment delivery platform that delivers online content and games to internet cafes in China via our Network that revenue will be generated in the near term.  Furthermore, management believes that over the next two years as we work towards growing and expanding our business penetration in Internet cafes throughout targeted cities in China that we will experience significant revenue growth.

Selling, General and Administrative Expenses.  The Selling, General and Administrative expenses were approximately $574,000 for the three months ending June 30, 2009.  These costs were mainly attributable to the increase of staffing as well as legal expenses, due diligence expenses and other professional expenses in relation to the Financing. Management expects that general and administrative expenses may continue to increase as we continue to expand our operations. However, we believe that any increase will begin to be offset by our expected revenue growth.

Other expense.  Interest income was approximately nil for the three months ended June 30, 2009 and interest expense was approximately $24,000.  Additionally, losses related to of the amortization of certain placement fee associated with our convertible note financing resulted in losses of roughly $18,000 for the three months ended June 30, 2009.  Gain on foreign currency transactions was roughly $20,000 for the three months ended June 30, 2009.  As a result, other expenses for the three months ended June 30, 2009 were approximately $22,000.

Net loss.  Net loss was approximately $598,000 for the three months ended June 30, 2009.  This net loss was mainly due to the increase of staffing as well as legal expenses, due diligence expenses and other professional expenses in relation to the Financing.  In the near term, Management believes that our net loss may actually increase until we begin to gain traction and start producing revenue from the delivery of digital entertainment via our Network.

Foreign Currency Translation Adjustment.  Our reporting currency is the US dollar.  The functional currency of our PRC operating entities including Shanghai Moqizone and the VIE is RMB.  Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to a gain of roughly $2,000 at June 30, 2009.

Comprehensive Loss.  As a result of the above, the comprehensive loss, which adds the currency adjustment to Net Income, was roughly $596,000 for the three months ended June 30, 2009.

For the Six Months Ended June 30, 2009

Six months ended June 30,	2009
Revenues	$-
Cost of revenues	$-
Gross profit	$-
Depreciation and amortization expense	$2,079
Selling, general and administrative expenses	$972,854
Other income (expense)	$(28,062)
Income taxes	$-
Net profit (Loss)	$(1,002995)
Foreign adjustment	$(2,819)
Comprehensive income (Loss)	$(1,005,814)

Revenues.  Total revenues for the six months ended June 30 2009 were $0.  The Company is only in the initial stages of launching its business plan of providing “last mile” connectivity to internet cafés through our own proprietary MoqiZone Network.  Management believes that as it begins providing a digital entertainment delivery platform that delivers online content and games to internet cafes in China via our Network that revenue will be generated in the near term.  Furthermore, management believes that over the next two years as we work towards growing and expanding our business penetration in Internet cafes throughout targeted cities in China that we will experience significant revenue growth.

Selling, General and Administrative Expenses.  The Selling, General and Administrative expenses were approximately $975,000 for the six months ending June 30, 2009.  These costs were mainly attributable to the consolidation of company operation in January 2009 and our increase of staffing as well as legal expenses, due diligence expenses and other professional expenses in relation to the Financing. Management expects that general and administrative expenses may continue to increase as we continue to expand our operations. However, we believe that any increase will begin to be offset by our expected revenue growth.

Other expense.  Interest income was approximately nil for the six months ended June 30, 2009 and interest expense was approximately $30,000.  Additionally, losses related to of the amortization of certain placement fee associated with our convertible note financing resulted in losses of roughly $18,000 for the six months ended June 30, 2009.  Gain on foreign currency transactions was roughly $20,000 for the six months ended June 30, 2009.  As a result, other expenses for the six months ended June 30, 2009 were approximately $28,000.

Net loss.  Net loss was approximately $1,003,000 for the six months ended June 30, 2009.  This net loss was mainly due to the mainly attributable to the consolidation of company operation in January 2009 and to the increase of staffing as well as legal expenses, due diligence expenses and other professional expenses in relation to the Financing.  In the near term, Management believes that our net loss may actually increase until we begin to gain traction and start producing revenue from the delivery of digital entertainment via our Network.

Foreign Currency Translation Adjustment.  Our reporting currency is the US dollar.  The functional currency of our PRC operating entities including Shanghai Moqizone and the VIE is RMB. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to a loss of roughly $3,000 for the six months ended June 30, 2009.

Comprehensive Loss.  As a result of the above, the comprehensive loss, which adds the currency adjustment to Net Income, was roughly $1,005,000 for the six months ended June 30,, 2009.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese Renminbi appreciated approximately 2.5% against the U.S. dollar in 2005, 3.3% in 2006, and 6.5% in 2007. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese Renminbi into foreign currency for current account items, conversion of Chinese Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese Renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese Renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the RMB into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005.

According to Notice 75:

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prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

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an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

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an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

In addition, SAFE issued updated internal implementing rules (“Implementing Rules”) in relation to Notice 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.

As a result, we cannot predict how they will affect our business operations following a business combination. For example, our ability to conduct foreign exchange activities following a business combination, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We will require all our shareholders, following a business combination, who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures. Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

BUSINESS

Business Overview

Through our Shanghai MoqiZone subsidiary, we provide a digital entertainment delivery platform that delivers online content and games to internet cafes (or cafes) in China via our proprietary MoqiZone Network.  Our primary business focus is to provide content delivery to the viral online gaming market and connect game players to online content providers.  We provide “last mile” connectivity to internet cafés through our own proprietary MoqiZone Network. There are currently over 150,000 licensed internet cafés in China, each with an average of not less than 100 personal computers, or PCs.  This means that not less than 15.0 million potential game players may be accessing online content and games at any point in time.

We collect cash from game players through issuing prepaid game cards and we provide cafes, game providers and ourselves with real time reporting and customer tracking, and distribute customer payments among internet cafés, online game providers and marketing promotion companies.  Subject to receipt of the maximum proceeds of this offering, our goal is to deploy our digital entertainment delivery platform in various targeted cities initially in China, including Beijing, Chengdu, Guizhou, Suzhou and Zhengzhou.

On October 31, 2007, the Communications Resource Management Office of the General Staff Department of Communication of the People’s Liberation Army of China, or PLA, granted to Tai Ji the PLA Authorization for the exclusive use for commercial purposes throughout China of 3400-3430 MHz and 3500-3530 MHz radio frequencies belonging to the PLA.  Subject to payment of certain licensing fees, Tai Ji has agreed to authorize the VIE to use the PLA Authorization exclusively in the PRC for Internet café network deployment purposes.

The Company is currently the only Chinese WiMax carrier with permitted national coverage license granted indirectly by the PLA, although we are aware of other carriers who may have been granted similar licenses by the Ministry of Industry and Information Technology (“MIIT”).  The MoqiZone Network enables direct access between the internet cafes and the content providers and enables a redistribution of profits in China’s online media industry, specifically to the highly fragmented internet cafés industry.

We believe that the PLA Authorization is the only national WiMax license for the use of 3400-3430 MHz and 3500-3530 MHz radio frequencies granted by the PLA using the WiMax technology although we are aware of other civilian licenses granted by MIIT.  We are not aware, however, that any of our potential competitors has any plans to utilize a WiMax platform to specifically target the Internet Café business, as is our current plan. As a result, under our current arrangements, and as long as the PLA Authorization granted to Tai Ji and its authorization to the VIE is retained, we believe that no existing or potential competitor can foreclose our access to any market in China for Internet cafés.  Accordingly, we believe that the Company has access to the necessary business and operating licenses to deploy China’s first national WiMax network for Internet cafés.

Tai Ji is one of our key cooperative partners that licenses the 3.5GHz frequency resources to the Company and its affiliates in China.  In July 2007, MobiZone Hong Kong signed a Memorandum of Cooperation with Tai Ji and SZ Mellow which also included a draft of Cooperation Agreement to be entered into among Tai Ji, a WOFE to be established and SZ Mellow.  According to this Memorandum of Cooperation, (i) Tai Ji agreed that the MobiZone Hong Kong can authorize its cooperative partners or subsidiaries in China ("MoqiZone's Representatives") to use the 3.5 GHZ radio frequency resources; (ii) Tai Ji will collect annual license fees of RMB 2,500,000 for Year 2008, RMB 3,000,000 for Year 2009 and thereafter, each year annual license fee shall be increased by a RMB 500,000 per year based on the previous year annual license fee to a maximum of RMB 7,000,000 per year until the license expires; and (iii) Tai Ji will further collect a usage fee of RMB 20,000 per year per radio station.  On January 25, 2009 Shanghai MoqiZone was incorporated, and on January 26, 2009, Shanghai MoqiZone, Tai Ji and SZ Mellow executed the formal Cooperation Agreement, under which Tai Ji will provide SZ Mellow and Shanghai MoqiZone the exclusive use of the 3.5GHz on Internet Cafes gaming business.

As a result of disputes with the shareholders of Shenzhen Mellow, on September 21, 2009, in accordance with the terms of the SZ Mellow Agreements, we sent out a 30 days' prior written notice to SZ Mellow stating our intention of terminating the SZ Mellow Agreements.  In order to continue our business and operations as planned, on September 25, 2009, Shanghai MoqiZone, Tai Ji and SZ Alar executed another Cooperation Agreement, under which Tai Ji will provide SZ Alar and Shanghai MoqiZone the exclusive use of the 3.5GHz on Internet Cafes gaming business. Certain of our principal shareholders and executive officers are also affiliated with Tai Ji and the VIE.

We believe that the MoqiZone Network provides a cheaper data transmission alternative than those provided by incumbent telecoms and internet data centers.  The MoqiZone Network provides direct access between the Internet cafés and the content providers and enables a redistribution of profits in China’s online media industry, specifically to the highly fragmented Internet cafés industry.

According to a report published by the China Internet Network Information Centre (“CNNIC”), the number of Internet users in China reached 210 million as at December 31, 2007, or which an estimated 120 million are unique online game players.  On January 13, 2009, CNNIC released the “23rd Statistical Survey Report on the Internet Development in China” in Beijing. According to the report, by the end of 2008, the Internet penetration rate of 22.6% in China had surpassed the global average level of 21.9% for the first time. Meanwhile, the amount of Internet users in China had reached 298 million, with 279 million broadband users. The report further states that the industry is expected to have a compounded annual growth rate of 28.16% and grow from $2.85 billion to approximately $6.0 billion by 2011.  The top 25 Chinese games sold of $1.4 billion in prepaid cards in 2007.

We believe that our competitive advantages include:

WiMax First Mover Advantage.  Through the PLA Authorization, we are able to invest in WiMax base station and customer premises equipment (“CPE”) and install them on a cost-effective basis on roof tops of buildings in a way similar to GSM radio stations.  WiMax is in particularly cost effective for the “last mile” wireless internet connection.

Reallocation of Online Gaming Value Chain.  The MoqiZone Network increases the net economic benefit to the content providers and the Internet cafés and eliminates the prepaid card distributors.

Other Benefits to Internet Cafés. The MoqiZone Network also benefits the Internet Café’s by eliminating certain duplicative resources and costs and providing incentives.

Benefits to Content Providers.  The MoqiZone Network benefits the Content Provider by eliminating server storage and bandwidth hosting fees, and also protects their IP from piracy and hackers, via a closed network.

Benefits to Game Publishers. With our Moqizone business model, game companies can have one stop shopping with Moqizone and can assess all the Internet cafés at one location.

Benefits of MoqiZone Prepaid Card.  Our platform uses a proprietary prepaid game card that is game publisher agnostic (i.e. accessable for all games), thereby reducing game card inventory costs for Internet café’s, as well as reducing black marketed discounted prepaid cards and content theft for the Content Provider.

Realtime Reporting.  Our solution shares valuable point of sale (POS) data throughout the network to allow for real-time reporting, customer and payment tracking, and targeted marketing; a service that was previously unavailable to game content providers and publishers and Internet cafés

Access to Extensive Game Content.  In addition to its current arrangements, within 30 days of completion of the Offering, we expect to execute content agreements with the major online gaming companies that represent more than 10 million unique concurrent users.

Significant Management Experience.  Our management team has long term business relationship and experience in dealing with the gaming companies and also leading players in the entertainment industry, including movies producers, music publisher as well as distributors and we believe that we will be able to obtain the best online digital content in Asia.

Key Corporate Objectives

Our key business development objectives over the next two years are to grow and expand our business penetration in Internet cafes throughout thirteen targeted cities in China. Our business objectives will be executed through Shanghai Moqizone as well as the VIE by implementing the structure portal arrangements described below.

Neither our Company nor our Shanghai MoqiZone subsidiary owns any equity interests in either the VIE or Tai Ji.  Our business relationship with the holders of the PLA Authorizations is based on contractual arrangements that we call “Sina Structure Portal Arrangement” agreements.  These agreements may be summarized, as follows:

Exclusive Business Cooperation Agreement.  Pursuant to the exclusive ten year business cooperation agreement between the VIE and Shanghai MoqiZone, Shanghai MoqiZone has the exclusive right to provide to the VIE comprehensive technology and consulting services related to the business of the VIE.  In consideration for such services, Shanghai MoqiZone is entitled to receive 100% of the net income of the VIE.

Equity Pledge Agreement. Under the equity pledge agreement among the VIE, the shareholders of the VIE and Shanghai MoqiZone, the shareholders of the VIE pledged all of their equity interests in the VIE to Shanghai MoqiZone to guarantee the VIE’s performance of its obligations under the exclusive business cooperation agreement. In the event that the VIE were to breach its contractual obligations, Shanghai MoqiZone, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The equity pledge agreement will expire only after the VIE and its shareholders have fully performed their respective obligations under the exclusive business cooperation agreement.

Exclusive Option Agreement.  Under an exclusive ten (10) year option agreement between the the VIE, the shareholders of the VIE and Shanghai MoqiZone, the shareholders of the VIE have irrevocably granted to Shanghai MoqiZone or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in the VIE for RMB10 or the evaluation amount of consideration permitted by applicable PRC law.  Shanghai MoqiZone or its designated person has sole discretion to decide when to exercise the option, whether in part or in full.

Loan Agreement.  Under the loan agreement between the shareholders of the VIE and MobiZone Hong Kong, the parties confirmed that MobiZone Hong Kong has made an interest-free loan to the shareholders of the VIE solely to enable the shareholders of the VIE to fund the initial capitalization of the VIE. The loan can be repaid only by sale of the shareholder’s equity interest in the VIE to MobiZone Hong Kong. The term of the loan agreement is ten years from the date thereof.

Irrevocable Power of Attorney.  The shareholders of the VIE have each executed an irrevocable power of attorney to appoint Shanghai MoqiZone as their exclusive attorneys-in-fact to vote on their behalf on all the VIE matters requiring shareholder approval.  The term of each power of attorney is valid so long as such shareholder is a shareholder of VIE.

Content Providers

      We have already obtained Letters of Intent with over 1,500 internet cafes in China to use our services, through promotion of Madam Wu Yan, our company advisor and Chairman of the Internet Café Association (ICA).

The following table lists the names of companies which produce the “Top 25 Games” in China. We believe that all of these companies understand how the MoqiZone Network can benefit them and can increase their retention of gaming revenue from 20% to 25%.  These companies had prepaid gaming card revenues of approximately $1.4 billion in 2007 and represent approximately 10.0 million daily concurrent game players. We believe that a large percentage, if not all, of such game publishers will enter into agreements with us utilizing our MoqiZone Network as one of their preferred business platform.

Content Company	Games
Shanda
The Legend of Mir II, The World of Legend, Magical Land, RO,
Dungeons & Dragons Online, Archlord, Latale Online, World Hegemory,
Tales of Dragons, The Conqueror, Might and Hero, BNB, Maplestory Online, Crazy Kart, Kungfu Kids, Talesrunner, Shanda Rich Man, Disney Magicboard

Netease	Westward Journey Online II, Fantasy Westward Journey, Fly for Fun, Westward Journey Online 3, Tian Xia 2, World of Warcraft.
Giant Interactive	ZT Online, Giant Online
The 9 City	MU, Soul of The Ultimate Nation, Granado Espada, Joyful Journey West
9 You	O2Jame, Audition, Super Dancer Online, Corum 2, Hunter MM, MJ online, CS-Bomber man
Tencent	QQ games, QQ pets, DNF, QQ Fantasy, 3 Kingdom
Net Dragon	Tou Ming Zhuang Online, Zero Online, Eudemons Online, Era of Faith, Conquer Online, Monster & Me, Way of the Five
Prefect World	Perfect World, Legend of Martial Arts, Perfect World II, Zhu Xian, Chi Bi, Pocketpet Journey West, Hot DancingParty
Guang Yu Hua	Xia Wen Do, Zheng Ba Tian Xia,Great Journey,Hope OL, God Area, Create World
KingSoft	CQ Online, JX online, JX2 online, The First Myth
CDC Entertainment	Re Xue Jiang Hu online, Hero Kingdom online, Lord of Rings Online, Shaiya, EVE, Mir 3, Special Force
Other Content Providers	Other 100 online games, of which we estimate 10% will enter into agreements with the Company

As of September 10, 2009, we have entered into agreements to deploy 6 new games and also memorandum of understanding with 10 more new games developers. The deployment is aiming towards October 15, 2009 for the signed 6 games and by no later than November 15, 2009 for the remaining 10 games.

Proprietary Prepaid Card

Traditionally online game revenues are collected through the sale of pre-paid cards issued by each individual game publishing company, which they sell in both virtual and physical form, to third party distributors and retailers, including Internet cafes, as well as, to a lesser extent, through direct online payment systems. In most cases, game publishers receive cash pre-payments from these parties in exchange for delivery of the pre-paid cards.  Online game companies do not provide refunds to these distributors or retailers with respect to unsold inventories of pre-paid cards.

Most online game companies, especially new games, will face the problem that they need to build “trust” to these distributors before their game is launched.  As a result, online game companies usually have difficulties introducing their new products to distribution channels effectively and efficiently.  With our business model, these new game publishers can join our payment system without exposing the risk of cash collection from their distributers.  At the same time, since our prepaid cards can be used on other games and therefore, distributors have less financial risk exposure stocking up our cards.

For the pay-to-play subscription-based model, both prepaid cards and prepaid online points provide customers with a pre-specified length of game playing time within a specified period. All prepaid fees received from distributors and end customers are initially recognized as deposits. Revenue is recognized upon activation of the prepaid game cards or online points based on the actual consumption of the game playing time by end customers.

For the item-billing revenue model, the customers can play the game for free with limited basic functions. There are also in-game items and premium features sold in the game by consuming online game points, commonly known as “Virtual Items”, which are regarded as value-added services and are rendered over a pre-specified period or throughout the whole game life. The revenue from these Virtual Items is recognized ratably over the estimated practical usage period or throughout the whole game life as appropriate. Future usage patterns may differ from the historical usage patterns on which the item-billing revenue model revenue recognition is based.

Virtual item trading between gamers become more secured by using our card together with an online payment system.

Our Business Model Economics

The following table compares the estimated and anticipated allocation of revenues paid by online game players at Internet cafés who purchase prepaid game playing cards under current arrangements in China and as expected commencing in 2009 and thereafter from the use of the MoqiZone Network.

	MoqiZone Network	Traditional Revenue Model
Allocation of Revenues	Revenue Share Percentage	Revenue Share Percentage
Online game software provider	25%	20%
Online game publisher	29%	36%
Telecom Internet data center	0%	5%
Regional prepay card distributor	0%	8%
Inner-city prepaid card distributor	0%	8%
Regional marketing and promotions	3%	10%
Internet café income	13%	8%
MoqiZone revenue retention	25%	0%
Taxes	5%	5%
Total	100%	100%

Our business will involve no charges to Internet cafés in China for all data transmission on the MoqiZone Network at the very beginning.  We believe that this will provide a significant direct benefit to internet café owners because Internet cafés currently pay internet data transmission charges of approximately RMB 20,000 to 40,000 per month to Telecom providers.  This is the single largest cost element for Internet café operators in China after their rental fee.

China currently has content censoring policy.  Internet cafés are subject to attack by hackers and other political news groups.  Our MoqiZone Network is able to provide them all the necessary tools to meet government’s objectives. Also, as it is a close network, they are not as vulnerable as the Internet

The MoqiZone Network comes with a POS-alike system for all online games.  This system is similar to any internet bank system, so that each game player, content provider, and Internet café will be able to assess online for their billing and profit sharing detail similar to bank statements.  This way each party will have an accurate reporting on billing and profit sharing, and it is easy to manage.

Traditionally, a content publisher will be required to host their content at Internet Data Center (“IDC”) for server storage and bandwidth costs.  This is one of the highest expenses  for publishing online game.  The total cost per month can be as high as 20% of their gaming revenue. The MoqiZone Network eliminates the server and bandwidth costs for the content publishers as we will be paying the IDC for the hosting fees. The reason we are able to offer this business term to the content provider is that we do not have to bear the cost to assess the Internet as we have our own network to connect directly to all Internet cafés.  Also our MoqiZone Network infrastructure will allow us to use fewer IDC than the traditional Internet based online game environment.  Conventional IDC’s biggest cost is Internet bandwidth costs.  Therefore, we believe that we will be able to capture this extra 20% of gaming revenue and pays IDC hosting cost for less than 1% for physical floor area rental only.

One of the current challenges for online game companies is to be able to control the final retail price for their pre-pay cards and to prevent price variation from parallel trading, even between province and province.  As this product has no differentiation from whom a game player buys it from, price cut strategy is usually adopted by the “next-door” stores in order to sell as many cards as possible.  Therefore Internet café or grocery stores are currently both unable to earn their “theoretical” profit margin for selling these prepay cards in store.  Our system is different, we only reward high percentage when a user consume in the game at the café, then the café will get the commission regardless where the end user pay for the pre-paid cards. Under this system, better performing internet cafés are rewarded with bonuses so they have an incentive to make promotion of our system and encourage gamers to spend more to buy virtual items at the café on our system.

We also offer a profit sharing platform detailing all the transactions for game companies so that they know exactly when and where their users spend the money.  Such information will be crucial for online game companies to improve their service and marketing activity.  Currently no telecom company is able to provide such figure to online game companies. Game companies also will be able to know the performance for their sponsored Internet cafes.

Game Industry without MoqiZone

IDC Hosting
Telecom Company
Pay Server Hosting Fee
Pay Internet Access Fee
Game Developer
Software Rights
Game Operator
Game Card
Distributor
Game Card
Internet Cafe
Game Card
Paid Users
Game Promotion
Promotion Company
Game Promotion

Game Industry with MoqiZone

Telecom Company
Server Hosting
Pay Low Internet Access Fee
Game Developer
Software Rights
Game Operator
Game Card
Mobizone
Game Card
Game Promotion
Network
Internet Cafe
Game Card
Game Promotion
Paid Users
Game Promotion

Research and Development

We have developed an online e-payment system to manage profit sharing information among content providers, internet cafés, and promoters.  Game players also have “pre-paid” accounts with MoqiZone.  MoqiZone has total ownership over the payment system.  Although we do not have any proprietary technology for WiMax, we will integrate existing technology to manage our network as required.

Customers and market potential

The China Internet Network Information Centre estimates that China has 120 million unique online gamers.  The industry is expected to have a 3-year compounded annual growth rate of 28.16% and grow from $2.85 billion to $6 billion in 2011. With the second biggest population of internet users (often in China referred to as Netizens) of 210 Millions in 2007, 120 Million are online gamers.

(source: CNNIC, China Internet Network Information Centre,
http://www.efluxmedia.com/news_China_Has_200_Million_Netizens_13010.html)

According the New York Times, “China Surpasses U.S. in Number of Internet Users”, 7/26/08 by David Barboza

•	China said the number of Internet users in the country reached about 253 million last month (June 2008), putting it ahead of the United States as the world’s biggest Internet market.

•
The number of Internet users jumped more than 50 percent, or by about 90 million people, during 2007, said the government-controlled Chinese Academy of Sciences. The new estimate represents only about 19 percent of China’s population, underscoring the potential for growth.

•
The survey found that nearly 70 percent of China’s Internet users were 30 or younger, and that in the first half of this year, high school students were, by far, the fastest-growing segment of new users, accounting for 39 million of the 43 million users during the period.

There are about 150,000 licensed internet café in China, with an average of 100 sets of PC in each café.  The top three applications in any internet café are: 1) online game, 2) Instant messaging and online chatting; and 3) online TV / Movie streaming.  Each set of PC is shared by three users each day in internet café, and this has covered 45 millions unique users per day.

                  According to public information available from several NASDAQ and Hong Kong Stock Exchange listed online game companies in China, the Average revenue per user per month (ARPU per month) for each gamer in China is in the range of USD 5 to USD 40 per game depending on the game.  Item-Billing business model often leads to a higher ARPU figures (please refer to online game publisher Giant, Nasdaq code: GA)

Our MoqiZone Network Deployment Strategy

The following table sets forth our strategy for installing our MoqiZone Network throughout China over the next three years.  Our ability to achieve these goals is subject to receipt of approximately $25.0 million in financing over such period, including the maximum proceeds of this Offering.

Year	Cities	Cumulative Internet Cafés	Cumulative Cities	MoqiZone Network coverage as a % of total Internet Cafés
September 2009 to August 2010	Beijing, Chengdu, Hangzhou, Nanjing, Suzhou, Chongqing, Yangzhou, Zhengjang, Jinhua, Ningbo, Kunming, Fozhou, Xiameng, Qingdao, Jinan	11,400	13	7.5%
September 2010 to August 2011	Shanghai, Guangzhou, Shenzhen, Zhauhai, Dongguan, Nanning, Hefei, Wuhu, Wuhan, Changsha, Xian, Shijiazhuan, Shenyang, Dalian, Harbin, Guaizhou, Wenshou, Wuxi, Changshou, Nanchang, Lanzhou, Zhengshou, Luoyang, Datong, Hainan	20,206	40	13.5%
September 2011 to August 2012	Seven cities per month	35,000	124	23.0%

Our cost analysis indicates that it will cost approximately $400,000 to deploy our MoqiZone Network system to service 100 Internet cafés.  Estimated costs per 100 Internet cafés include establishment of approximately 10 base stations, installation of CPE receivers at each of the 100 Internet café locations, purchase and installation of five content servers, payment of Internet Data Center rack rent, implementation and maintenance expenses. Our deployment process includes obtaining letters of intent from the Internet cafés in a given city or area, GPS data collection, determination of the required number and installation of base stations and simultaneously setting up regional service centers, offices and IDCs.

Once our MoqiZone Internet WiMax Network is established, a game player who purchases our prepaid card from the Internet café can clicks on our logo, inputs his password, logs in to his personal account and “clicks and plays.”

Competition

Although we have no direct competitor using our WiMax Network model, we will be competing with some of the larger game providers in the PRC, most of which have substantially greater revenues and financial resources than our Company.

As some of the functions in the current online game industry chain can be replaced by our MoqiZone Network, we believe that certain parties who are currently fulfilling certain functions in the online game value chain might be affected in some ways.

Wholesale distributors: Due to the large physical area of China, most online game companies will appoint different levels of wholesale distributors to help them to distribute their pre-paid cards to retailers and internet café.  They are usually required to stock the prepaid card and make advance payments.  Our business model will eliminate some of these distributers and work directly with internet cafes.  These distributors will continue to exist have only limited influence to our business. Major wholesale distributors in China include: Junnet; www.untx.com; SIFANG TECHNOLOGY and Federal Soft.

Internet Data Center, or Server Farms : As we provide for “free of charge” services for online game companies to host their game servers in the MoqiZone Network, traditional IDC may lose some of their server hosting business from online game companies.  Currently most independent IDC are running at low profit as their bandwidth costs are controlled by the top 3 telecom providers in China.  For those IDC owned by Telecom companies, they only service to local broadband clients, they do not provide national services.

Last mile internet connection providers (ADSL/T1) : We will take away some internet traffic for online games, and therefore internet cafés can reduce their bandwidth requirement from their current telecom providers.  Internet cafés will still need T1 lines to service non-game functions for users, however, the bandwidth demand will become smaller.  Broadband service provision to internet café is a very small portion of income sources for any local telecom companies, and, as a result, it is very unlikely that we will significantly affect their major revenue.

EMPLOYEES

As of August 31, 2009, we have 2 executive officers, namely Lawrence Cheung and Benjamin Chan.  Over the next 12 months we expect to add another four personnel from technical, marketing, finance and administrative department to become our executive officers.

Legal Proceedings

The shareholders of SZ Mellow are having a dispute with us and are acting unreasonable in demanding unreasonable consideration from us for acquiring SZ Mellow. We have on September 21, 2009 served SZ Mellow and their respective shareholders a demand letter pursuant to the VIE Agreement demanding, amongst other things, the return of approximately RMB800,000 cash, capital equipment and also a 30 day notice  to terminate VIE agreement. The Company is considering taking legal action against the SZ Mellow and the shareholders of SZ Mellow.

On September 25, 2009 we have entered into new VIE agreements with SZ Alar, details of which please refer to our 8K of September 25, 2009. The shareholders of SZ Alar are Mr. Zheng Wei, Mr. Jiang Jin Kun and Mr. Xiong Ping Bo. Mr. Zheng Wei is also the Chairman of Tai Ji Tong Gong.

Other than the abovementioned litigation matters, neither we nor any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to their respective businesses.  There are no proceedings pending in which any of our officers, directors or 5% shareholders are adverse to us or any of our subsidiaries or in which they are taking a position or have a material interest that is adverse to us or any of our subsidiaries.

Neither we nor any of our subsidiaries is a party to any administrative or judicial proceeding arising under federal, state or local environmental laws or their Chinese counterparts.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

Property

We currently do not own any property and all of our offices are through rental agreements.  Our rental cost in Hong Kong is approximately $2,000 per month, Shanghai is approximately $8,000 per month and Beijing is approximately $2,000 per month.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and text set forth the names and ages of all directors and executive officers as of September 24, 2009. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. To date we have not had an annual meeting. There are no family relationships among our directors and executive officers (except Lawrence Cheung and Leo Cheung; Leo Cheung is the younger brother of Lawrence). Also provided herein are brief descriptions of the business experience of each director, executive officer and advisor during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.
In connection with the Share Exchange, Mr. Stoppenhagen resigned as our Interim President as of June 5, 2009; each of our directors tendered their resignation as one of our directors on that same day. Our Board of Directors appointed Cheung Chor Kiu Lawrence (Lawrence Cheung) to serve as our Chief Executive Officer.  Messrs. Lawrence Cheung and Benjamin Chan were nominated to serve as our directors with such appointment to be effective on June 19, 2009.

Name	Age	Position
Lawrence Cheung	42	Chairman of the Board, Chief Executive Officer
Benjamin Chan	36	Vice President of Finance and Director

Lawrence Cheung, CEO.  Lawrence Cheung is an expert in online entertainment business in China with extensive senior management experience including successful IPO of Gamania, the top online game company in Taiwan. He served as COO for Gamania Digital Entertainment Ltd in 2002 and director of MobiChannel Ltd subsequently. He founded the first interactive TV company and foreign ISP in Shanghai to deliver video online in 1998.  He had worked as Finance Director of J Walter Thompson Advertising Ltd. in 1996 and Audit Manager at KPMG Shanghai since 1994. He has a BSC with honors from University of Bradford, England, and 3 years Chartered Accountants Training in England (ICAEW)

Benjamin Chan, Vice President of Finance and Director. Benjamin Chan is responsible for the finance of the Company.  Benjamin Chan joins the board with a strong legal background.  He is a qualified Australian barrister and solicitor and has practiced in the telecom media and technology sector. His professional highlights include the successful tendering of the first pay television broadcasting license in Hong Kong as well as involving into many other local listing activities.  He was also a corporate consultant for various listed companies in Hong Kong from 2000 to 2003. Benjamin holds a Bachelor of Commerce Degree, majoring in finance and account, and a Bachelor of Laws Degree from the University of Melbourne, Victoria, Australia.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Xin Hua Zhang, General Manager.  Mr. Zhang is a director of Tai Ji Tong Gong, and formerly the chief representative of Beijing Quantum Limited.  Mr. Zhang graduated in 1984 from Beijing Postal and Telecom University with a major in computing and communication.  He was the founder of Beijing Wei Wan Communication Ltd. which specialized in personal mobile data communication and paging.  Previous employment includes general manager of network development division of Jin Zhong Hua of the Xin Tai Group, Executive manager of Beijing Yitelian, and Communication Equipment Factory Manager in BJ Electronics Development Ltd.  Mr. Zhang will be mainly responsible to overlook the MoqiZone Network design, construction, deployment and maintenance.

Sam Huang, Vice President of Technology.  Mr. Sam Huang was formerly CTO of Beijing Quantum Limited deploying 3.5GHz WiMax technology and has over 10 years experience in network management and planning. He was the deputy general manager in Wai Te Mobile Communication Ltd., prior to telecom industry, he was the investment manager for Hong Kong Macau Investment Group, and Manager for Hangzhou Mechanical Tools Factory. Mr. Huang has a degree in material engineering.

Leo Cheung, General Manager of Shanghai Moqizone. Leo was one of the co-founder of the 2 biggest China Electronic Sports Tournament Organization in the PRC –China Internet Gaming (CIG) and China E-sports Games (CEG) in 2002 and 2003. Having 3 years experience in organizing E-sports tournament, Leo then joined one of the most prosperous companies in the online game industry – Shanda Interactive Entertainment (NASDAQ:SNDA) in Year 2005 as Director of E-sports department and Manager of Channel Development of the IPTV Division. In Year 2007, Leo joined another online game company Optic Communications, which is a subsidiary of CDC Corporation (NASDAQ:CHINA) as Project Director of "The Lord of the Rings Online" and Director of Marketing until May 2009. Leo Cheung has rich experience in E-sports industry and online game industry.

Leo Cheung is the brother of Lawrence Cheung, our Chief Executive Officer.

Ray Huang. Mr. Ray Huang is one of the founders of JSDWAY Digital Technology Company Limited (“JSDWAY Taiwan”) in Taiwan, and a current MoqiZone indirect shareholder.  JSDWAY Taiwan is the one of the biggest Internet Café distribution channel for online game and TV related merchandise in Taiwan.

Calvin Ng, System Control Officer.  Formerly the founder of Green Digital, the biggest Internet Café association in China representing China Telecom’s Internet Café chain in 2002, Mr. Ng has over 6 years in the internet café business in China and has developed software which is used in most internet cafés in China.

Vivian Qian, Financial Controller. Prior to joining MoqiZone in September 2009, Vivian was at Glory Silicon Energy Co., Ltd. where she was responsible for financial operations of two solar wafer factories.  Before that, she worked in the audit practice of KPMG’s Shanghai Office for more than fourteen years, working with affiliates of US, European and Asian public companies, as well as domestic Chinese companies listed on the China and overseas markets and was promoted to be one of the local Partner.  Vivian is a member of the Chinese Institute of Certified Public Accounts.  She holds a bachelor’s degree in international accounting from Shanghai University of Finance and Economics.

Chris Wong, VP of Sales & Marketing. Mr. Wong has extensive online gaming experience in Greater China. Previously, he worked for Shanda Networking and developed several online game businesses in China. He is a consultant in the “Society of Industry Leader” for Vista Research, a business of Standard & Poor’s. He has an MBA from University of Bradford, England and membership from the Institute for the Management of Information Systems in 2002.

Jerry Kuo, Vice President of Research and Development.  Jerry has very strong online game technology and operation experience. Jerry was the Chief Technology Officer of Gamania Digital Entertainment Col. Ltd. in China from 2001 to 2006. Jerry then joined Dot2fun Technical Ltd. ( www.dongdianwang.com, China’s largest mobile goods agent for Samsung) in Year 2007 as their China Chief Operating Officer. In Year 2007-2008, Jerry joined a Taiwanese company, Realma Digimedia Corp. (www.realma.com) as their China Chief Operating Officer. Realma is one of the most famous Taiwanese video entertainment companies.

Wu Qing Quo, Vice President of Government Relationships. Mr. Wu's responsibility is to overlook the internal and external security affairs of the Company. Mr. Wu has been working with various government departments for a long time and will be extremely valuable when the Company expand its footprints to unfamiliar provinces.

CORPORATE GOVERNANCE

Presently, we are not required to comply with the director independence requirements of any securities exchange.  In determining whether our directors are independent, however, we intend to comply with the rules of the New York Stock Exchange Alternext Exchange, or the AMEX.  The board of directors also will consult with counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of future audit committee members.  The AMEX listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Currently we do not satisfy the “independent director” requirements of the American Stock Exchange, which requires that a majority of a company’s directors be independent.  Our board of directors intends to appoint additional members, each of whom will satisfy such independence requirements.

Due to our lack of operations and size prior to the Share Exchange, we do not have an Audit Committee. Furthermore, we are currently quoted on the OTC Bulletin Board, which is sponsored by the NASD, under the symbol “MOQZ” and the OTCBB does not have any listing requirements mandating the establishment of any particular committees.  For these same reasons, we did not have any other separate committees during fiscal 2008; all functions of a nominating committee, audit committee and compensation committee were performed by our sole director.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We strive to provide our named executive officers with a competitive base salary that is in-line with their roles and responsibilities when compared to peer companies of comparable size in the same or similar locality.

It is not uncommon for companies with operations primarily in China operations to have base salaries and bonuses as the sole and only form of compensation. The base salary level is established and reviewed based on the level of responsibility, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors, the base salary and bonus paid to our named executive officers is in line with our competitors.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program appropriate for executives of a public company, which takes into account other elements of compensation, including without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options.  We expect that such compensation programs shall be comparative to our competitors in the industry and aimed to retain and attract talented individuals.

Executive Compensation

Trestle Executive and Director Compensation Information

We paid Mr. Stoppenhagen $61,000 and $36,000 in 2007 and 2008, respectively as cash compensation for his services as our Interim President and Secretary; additionally, Mr. Stoppenhagen received a $500 allowance per month for office expenses. Pursuant to a consulting agreement that we maintained with Venor, Inc., a consulting company over which Mr. Stoppenhagan is a principal, we paid Venor $3,000 per month for consulting services and $500 per month for office space.  Mr. Stoppenhagan did not receive any other compensation - not in the form of stock awards, stock options, or any other form.

Prior to the Share Exchange, we paid our directors $7,500 in cash each year for serving on the Board which was paid quarterly, at the beginning of each quarter. Our directors did not receive any other compensation – not in the form of stock awards, stock options, or any other form.

The Company Executive and Director Compensation Information

The Company did not pay any compensation to our chief executive officer, or any of our directors, for services rendered during the fiscal years ended December 31, 2008 and December 31, 2007.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

We did not grant any options or awards to any of our named executive officers during our last two completed fiscal years nor did any of our executive officers exercise any such options or awards during such period.

Employment Agreements

We do not currently have any employment agreements with our executive officers, but intend to enter into employment agreements at market rates as determined by the board of directors and confidentiality agreements with our executive officers.

Retirement/Resignation Plans

We do not have any plans or arrangements in place regarding the payment to any of our executive officers following such person’s retirement or resignation.

Director Compensation

We have not paid our directors fees in the past for attending scheduled and special meetings of our board of directors.  In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings.  We reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Earnings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lawrence Cheung, CEO(1)	2008		-	-	-	-	-	-
Lawrence Cheung, CEO(1)	2007		-	-	-	-	-	-
Lawrence Cheung CEO(1)	2006		-	-	-	-	-	-
Benjamin Chan	2008
Eric Stoppenhagen

(1) The compensation for Lawrence Cheung reflects his salary at MoqiZone Hong Kong, prior to the Share Exchange.

Compensation of Directors

Both Lawrence Cheung and Benjamin Chan will be paid approximately $23,000 p.a. as their director fees in additional to their respective executive officer role as Chief Executive Office and VP of Finance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Currently, we have only two directors who also serve as our executive officers.  We have not yet designated any committees for our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 24, 2009, we had a total of 703,794 shares of Common Stock.

The following table sets forth, as of September 24, 2009: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our Common Stock known to us, the number of shares of Common Stock beneficially owned by each such person, and the percent of our Common Stock so owned before and after the Share Exchange; and (b) the names and addresses of each director, executive officer and significant employee before and after the Share Exchange, the number of shares our Common Stock beneficially owned, and the percentage of our Common Stock so owned, by each such person, and by all of our directors and executive officers as a group before and after the Share Exchange. Each person has sole voting and investment power with respect to the shares of our Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated. Individual beneficial ownership also includes shares of Common Stock that a person has the right to acquire within 60 days from September 24, 2009.

Pursuant to the terms of the Share Exchange Agreement, Eric Stoppenhagan resigned as our Interim President, effective immediately.  All of our current directors tendered their resignation as our directors, which resignations were effective on June 19, 2009, the tenth day after mailing of a Schedule 14f-1 pursuant to Rule 14f-1 of the Securities Exchange Act of 1934, as amended to our stockholders.   On [June 5] 2009, our Board of Directors appointed Cheung Chor Kiu Lawrence (Lawrence Cheung) to serve as the Chairman of our board and our Chief Executive Officer effective as of the close of the Share Exchange, and nominated Benjamin Chan to serve as our other director with such appointment to be effective on the tenth day after mailing the Schedule 14f.

Unless otherwise noted, the principal address of each of the directors, officers and director nominee listed below is 7A-D Hong Kong Industrial Building, 444-452 Des Voeux Road West, Hong Kong.

Name	Amount and Nature of Beneficial Ownership Before the Share Exchange	Percentage of Outstanding Shares Before the Share Exchange (1)	Amount and Nature of Beneficial Ownership After the Share Exchange(2)	Percentage of Outstanding Shares After the Share Exchange (2)
Eric Stoppenhagen (3)	50,0000		196	*

Strategic Turnaround Equity Partners, LP (4)	44,994,000		176,794	25.12%

MKM Opportunity Master Fund, Ltd (5)	125,858,000	70.27%	772,308 (6)	5.57%

Cheung Chor Kiu Lawrence (Lawrence Cheung)	-	-	9,872,867 (7)	71.23%

Benjamin Chan	-	-	-	-

All Directors, Executive Officers and Director Nominees before the Share Exchange, As a Group	90,049,772	62.86%	-	-

All Directors, Executive Officers and Director Nominees after the Share Exchange and after the Effective Date of this Schedule, As a Group	-	-	9,872,867	71.23%
* Less than one percent

(1)
The numbers in this column are based on 179,115,573 shares outstanding. The numbers are based on 13,860,684 shares outstanding, which represents the number of shares the Company has outstanding after the Share Exchange, the Financing (except for shares underlying the Warrants issued pursuant to the Financing) and the Reverse Split.

(2)	Mr. Stoppenhagan’s address is c/o Trestle Holdings, Inc., P.O. Box 4198, Newport Beach, CA 92661-4198.
(3)
The person having voting, dispositive or investment powers over Strategic is Bruce Gallaway, Authorized Agent.  The address of Strategic is c/o Trestle Holdings, Inc., P.O. Box 4198, Newport Beach, CA 92661-4198.

(4)
The person having voting, dispositive or investment powers over MKM is David Skirloff, Authorized Agent.  The address of Strategic is c/o Trestle Holdings, Inc., P.O. Box 4198, Newport Beach, CA 92661-4198.

(5)
This number represents: (i) 494,530 shares of Common Stock MKM held in Trestle prior the Share Exchange, assuming the Reverse Split is effected; and (ii) an aggregate of 277,778 shares of common stock underlying the Series A Preferred Stock that MKM shall receive upon cancellation of the Notes they  received pursuant to the Financing.

(6)
After the Share Exchange, 900,000 of Mr. Cheung’s shares are subject to an escrow agreement pursuant to which such shares are to be released back to Mr. Cheung and/or to the Investors of the Financing, based upon certain performance targets as set forth in the Share Exchange Agreement dated March 15, 2009.  In addition, Mr. Cheung intends to transfer certain percentages of the remaining 8,972,867 shares to the following persons, subject to such persons achieving certain performance requirements under agreements to be entered into on or about September 26, 2009. These proposed transfers and the prospective transferees are as follows: approximately 560,927 shares to Goodstand Holdings, Ltd., a company currently owned by Mr. Cheung, the shares of which will be transferred to Sam Huang – the Company’s Chief Technical Officer; approximately 2,454,607 shares to Cheerman Investment Ltd., a company currently owned by Mr. Cheung, the shares of which will be transferred to Zhang Xin Hua – the Company’s General Manager; approximately 656,646 shares to Bright Clever Holdings Ltd., a company currently owned by Mr. Cheung, the shares of which will be transferred to Zheng Wei; approximately 400,000 shares to Ng Ka Lam – Vice President of System Control; approximately 704,008 shares to Ray Huang – Vice President of Content Integration; approximately 795,687 shares to Chan Wai Kit Benjamin – the Company’s Vice President of Finance; approximately 340,000 to On Yee Corrina Ma; and approximately 172,767 shares to His-Kuang Lu Lo.  After these transfers, Mr. Cheung will continue to own approximately 2,888,225 shares.

Change in the Control

As a result of consummation of the transactions under the Share Exchange Agreement, Trestle owns 100% of the capital stock of MoqiZone Cayman which, in turn owns 100% of the capital stock of MobiZone Hong Kong and its wholly-owned Shanghai MoqiZone subsidiary.  The former stockholders of MoqiZone Cayman own an aggregate of 10,743,000 shares of Trestle common stock or approximately 95% of its outstanding Trestle common stock after giving effect to the transactions under the Share Exchange Agreements but before giving effect to dilution resulting from the conversion by investors of any of their shares of Series A Preferred Stock or the exercise of any of the Warrants issued and to be issued in the MobiZone Hong Kong Unit offering.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Contractual Arrangements with the VIE and its Shareholders

PRC law currently limits foreign equity ownership of companies that provide wireless value-added services and Internet content services.  To comply with these foreign ownership restrictions, we operate our websites and provide online advertising services in China through a series of contractual arrangements with variable interest entities (“VIEs”) and their shareholders. We currently have agreements with two VIE companies, SZ Mellow and SZ Alar.  The shareholders of SZ Mellow are Ling Tao, Ling Yong and Wang Yulin.  The shareholders of SZ Alar are Zheng Wei, Jiang Jin Kun, and Xiong Ping Bo. However, as a result of disputes with the shareholders of SZ Mellow, we have recently served notice of termination of the SZ Mellow Agreements and begun conducting our business through SZ Alar.  We refer to these VIE contractual arrangements “Sina Structure Portal Arrangement” agreements.  These agreements may be summarized, as follows:

Exclusive Business Cooperation Agreement.  Pursuant to the exclusive ten year business cooperation agreement between the VIE and Shanghai MoqiZone, Shanghai MoqiZone has the exclusive right to provide to the VIE comprehensive technology and consulting services related to the business of the VIE.  In consideration for such services, Shanghai MoqiZone is entitled to receive 100% of the net income of the VIE.

Equity Pledge Agreement.  Under the equity pledge agreement among the VIE, the shareholders of VIE and Shanghai MoqiZone, the shareholders of VIE pledged all of their equity interests in VIE to Shanghai MoqiZone to guarantee the VIE’s performance of its obligations under the exclusive business cooperation agreement. In the event that VIE were to breach its contractual obligations, Shanghai MoqiZone, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The equity pledge agreement will expire only after the VIE and its shareholders have fully performed their respective obligations under the exclusive business cooperation agreement.

Exclusive Option Agreement. Under an exclusive ten (10) year option agreement between the VIE, the shareholders of the VIE and Shanghai MoqiZone, the shareholders of the VIE have irrevocably granted to Shanghai MoqiZone or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in the VIE for RMB10 or the evaluation amount of consideration permitted by applicable PRC law.  Shanghai MoqiZone or its designated person has sole discretion to decide when to exercise the option, whether in part or in full.

Loan Agreement.  Under the loan agreement between the shareholders of the VIE and MobiZone Hong Kong, the parties confirmed that MobiZone Hong Kong has made an interest-free loan to the shareholders of the VIE solely to enable the shareholders of the VIE to fund the initial capitalization of the VIE. The loan can be repaid only by sale of the shareholder’s equity interest in the VIE to MobiZone Hong Kong. The term of the loan agreement is ten years from the date thereof.

Irrevocable Power of Attorney.  The shareholders of the VIE have each executed an irrevocable power of attorney to appoint Shanghai MoqiZone as their exclusive attorneys-in-fact to vote on their behalf on all the VIE matters requiring shareholder approval.  The term of each power of attorney is valid so long as such shareholder is a shareholder of the VIE.

The Performance Shares

Under the terms of the Share Exchange Agreement, all of the shareholders of MoqiZone Cayman who are members of our senior management have deposited in an escrow account an aggregate of 900 shares of the Series B Preferred Stock (which were automatically converted into 900,000 shares of Trestle common stock).  These shares (the “Performance Shares”) will be delivered to the management group shareholders only in the event that the Company achieves certain performance targets over the twelve consecutive months commencing July 1, 2009 and ending June 30, 2010 (the “Measuring Period”).  If $6,000,000 or more raised in the Financing, then: (i) in the event that we realize at least $19,171,000 of reported revenues by the end of the twelve month Measuring Period, all of the Performance Shares will be released to the management group, and (ii) in the event that less than $19,171,000 of reported revenues are realized by the end of the twelve month Measuring Period, a pro-rata portion of the Performance Shares shall be distributed to the purchasers of the Units offered hereby, based upon 0.2347 Performance Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the $19,171,000 Target Revenue, or 45,000 Performance Shares for each 1% of $19,171,000 ($191,710) by which the actual revenues shall be less than the Target Revenue. If less than $6,000,000 is raised in the Financing, then: (i) in the event that we realize at least $10,450,000 (the “Lower Target Revenue”) in reported revenues by the end of the twelve month Measuring Period, all of the Performance Shares will be released to the management group and (ii) in the event that less than $10,450,000 of reported revenues are realized by the end of the twelve month Measuring Period, a pro-rata portion of the Performance Shares shall be distributed to the purchasers of the Units offered hereby, based upon 0.4306 Performance Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the Lower Target Revenue, or 45,000 Performance Shares for each 1% of $10,450,000 ($104,500) by which the actual revenues shall be less than the Lower Target Revenue.

Any Performance Shares distributable from the escrow will be made within ten business days after the final calculations with respect to the distribution of the Performance Shares are made, and will be distributed to investors in the MoqiZone Hong Kong financing on a pro-rata basis by which the amount of securities purchased by each investor bears to the total amount of securities sold. Performance Shares not distributed to investors will be returned to the management group at the end of the Measuring Period.

The Performance Warrants

Certain of the members of our senior management will be, under the terms of the Share Exchange Agreement, entitled to receive three year warrants to purchase 900,000 shares of Trestle common stock, exercisable at $1.80 per share (the “Performance Warrants”) in the event that our audited net income as of the date that is 24 months after the Final Closing of the Financing shall equal or exceed $21,560,000, assuming that we complete this Offering with the sale of at least 600 Units for $6,000,000.  If however, we complete the Offering for an aggregate amount less than $6,000,000, than such persons shall only be entitled to receive the Performance Warrants in the event that our audited net income as of the date that is 24 months after the Final Closing of the Financing equals or exceeds $5,000,000.

Lock Up Agreements

All of the Trestle shares of common stock to be owned by the management shareholders will be restricted from public or private sale for a period of twelve months following the effective date of the registration statement registering the Series B Conversion Shares and Warrant Shares for resale under the Securities Act of 1933, as amended; following such twelve month period, management shall be allowed to sell up to 1/12 of their holdings each month for the next twelve months.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted prior to the Share Exchange formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant shareholders.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock that are issued and outstanding, and shares of Common Stock underlying our Preferred Stock and Warrants held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.  As of the date of this prospectus there are 703,794 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the Selling Stockholders,

•	the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

•
the number and percentage of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

Except for MKM, none of the Selling Stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any Selling Stockholder had a material relationship with the Company.

Except for TriPoint Global Equities, LLC (“TriPoint Global”), Ancora Great China Fund, LP, none of the Selling Stockholders is a broker dealer or an affiliate of a broker dealer. None of the Selling Stockholders including TriPoint Global has any agreement or understanding to distribute any of the shares being registered.

John Finley, Brian Corbman, Jason Stein, and Michael Graichen, are employees of TriPoint Global.

We entered into a placement agency agreement (the "Placement Agent Agreement") with TriPoint Global on July 7, 2008 whereby TriPoint Global and its selected dealers received a (i) a cash fee in the amount of approximately $420,000, equal to 8% of the gross proceeds of the Financing; (ii) a management fee in the amount of approximately of $52,000, equal to 1.0% of the gross proceeds of the Financing; and (iii) warrants to purchase up to 582,779 shares of Common Stock, equal to 10% of the aggregate number of units sold in the Financing.

 Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

As of September 24, 2009, there were 704,994 shares of our common stock outstanding, assuming that all of the shares of common stock underlying the preferred shares and all of the Warrants have been converted and exercised, respectively for the purposes of computing the percentage of outstanding securities owned by the Selling Shareholders.    Unless otherwise indicated, the Selling Shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders.

Unless otherwise indicated, all of the Selling Shareholders received their shares pursuant to the June 1, 2009 and August 11, 2009 Financings, which are described above in Recent Developments, The Financing.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold (2)	Number of Shares of Common Stock Owned After Offering (3)	Percentage Ownership After Offering (4)
Holders of Common Stock Underlying Series A Convertible Preferred Stock and Series A and Series B Warrants
Dynacap Global Capital Fund II LP (5)	27,779	27,779	-0-	-0-
Allglad Limited Co. (6)	4,222,223	4,222,223	-0-	-0-
Tangiers Investors LP (7)	55,556	55,556	-0-	-0-
Silver Rock II, Ltd.(8)	166,667	166,667	-0-	-0-
MKM Opportunity Master Fund, Ltd. (9)	555,556	555,556	-0-	-0-
Ancora Greater China Fund (10)	277,779	277,779	-0-	-0-
Periscope Partners LP(11)	55,556	55,556	-0-	-0-
USX China Fund (12)	77,779	77,779	-0-	-0-
Steve Vago (13)	55,556	55,556	-0	-0-
Placement Agent Warrants
TriPoint Global Equities, LLC (14)	168,368	168,368	-0-	-0-
John Finley (15)	7,612	7,612	-0-	-0-
Brian Corbman (16)	152,877	152,877	-0-	-0-
Jason Stein (17)	232	232	-0-	-0-
Michael Graichen (18)	264	264	-0-	-0-
Brett Sherman (19)	93	93	-0-	-0-
Shi Hui Ling	168,889	168,889	-0-	-0-
Lifeng Zhang	84,445	84,445	-0-	-0-

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 703,794  shares of Common Stock outstanding as of September 15, 2009.

(2)
This number represents all of the Securities that the Selling Stockholder received in the Financing, which we agreed to register in this Registration Statement pursuant to the Registration Rights Agreement we entered into in connection with the Financing.

(3)
Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the offering.

(4)	All Percentages have been rounded up to the nearest one hundredth of one percent.

(5)
Consists of 2,111,111 shares of common stock underlying  3,800 Series A Preferred Stock, 1,005,556 shares of common stock underlying 1,005,556 Series A and 1,005,556 share of common stock underlying 1,005,556 Series B Warrants.

(6)
Consists of 13,889 shares of common stock underlying  25 Series A Preferred Stock, 6,945 shares of common stock underlying 6,945 Series A and 6,945 share of common stock underlying 6,945 Series B Warrants.  Mr. Charles Smith, [Director has voting and dispositive power over the shares held by Dynacap Global Capital Fund II LP.  Mr. Smith may be deemed to beneficially own the shares of Common Stock held by Dynacap Global Capital Fund II LP. Mr. Smith disclaims beneficial ownership of such shares. The address  for  Dynacap Global Capital Fund II LP is 1541 E Interstate 30 #140, Rockwall Texas 75087.

(7)
Consists of 27,778 shares of common stock underlying 50 Series A Preferred Stock, 13,889 shares of common stock underlying 13,889 Series A and 13,889 share of common stock underlying 13,889 Series B Warrants.  Messrs. Michael Sobeck, Justin Ederle, Eduard M. Liceaga and Robert A. Paplri share voting and dispositive power over the shares held by Tangiers Investors, LP.  Messrs. Michael Sobeck, Justin Ederle, Eduard M. Liceaga and Robert A. Paplri may be deemed to beneficially own the shares of Common Stock held by Tangiers Investors, LP. Messrs. Michael Sobeck, Justin Ederle, Eduard M. Liceaga and  Robert A. Paplri disclaim beneficial ownership of such shares. Mr. Justin Ederle is Managing Member of Tangiers Capital and General Partner of Tangiers Investors.  The address  for Tangiers Investors, LP is 402 W. Broadway Ste 400, San Diego, CA 42101.

(8)
Consists of  138,889 shares of common stock underlying  150 Series A Preferred Stock, 41,667 shares of common stock underlying 41,667 Series A and 41,667 share of common stock underlying 41,667 Series B Warrants.  Ezzat Jallad , Director has voting and dispositive power over the shares held by Silver Rock II, Ltd.  Mr. Jallad may be deemed to beneficially own the shares of Common Stock held by Silver Rock II, Ltd. Mr. Jallad disclaims beneficial ownership of such shares. The address for  Silver Rock II, Ltd. is Villa D103 Palm Jumeriah Island, Dubai UAE.

(9)
Consists of 277,778 shares of common stock underlying 500 Series A Preferred Stock, 138,889 shares of common stock underlying 138,889 Series A and 138,889 share of common stock underlying 138,889 Series B Warrants.  The persons having voting, dispositive or investment powers over MKM Opportunity Master Fund, Ltd. is David Skirloff.

(10)
Consists of 138,889 shares of common stock underlying  250 Series A Preferred Stock, 69,445 shares of common stock underlying 69,445 Series A and 69,445 share of common stock underlying 69,445 Series B Warrants.  John P. Micklitsch, the managing partner has voting and dispositive power over the shares held by Ancora Greater China Fund, LP.  Mr. Micklitsch may be deemed to beneficially own the shares of Common Stock held by Ancora Greater China Fund, LP . Mr. Micklitsch disclaims beneficial ownership of such shares. The address  for  Ancora Greater China Fund, LP is 2000 Auburn Dr. Suite 300, Cleveland, OH 44122.

(11)
Consists of 27,778 shares of common stock underlying  50 Series A Preferred Stock, 13,889 shares of common stock underlying 13,889 Series A and 13,889 share of common stock underlying 13,889 Series B Warrants.  The persons having voting, dispositive or investment powers over Periscope Partners, LP is Leon Frenkel, Authorized Agents

(12)
Consists of 38,889 shares of common stock underlying  70 Series A Preferred Stock, 19,445 shares of common stock underlying 19,445 Series A and 19,445 share of common stock underlying 19,445 Series B Warrants.  Mr. Stephen L. Parr, President has voting and dispositive power over the shares held by The USX China Fund.  Mr. Parr may be deemed to beneficially own the shares of Common Stock held by The USX China Fund. Mr. Parr disclaims beneficial ownership of such shares. The address for The USX China Fund is 5100 Poplar Ave. Ste 3117, Memphis, TN 38137.

(13)
Consists of 27,778 shares of common stock underlying  50 Series A Preferred Stock, 13,889 shares of common stock underlying 13,889 Series A and 13,889 share of common stock underlying 13,889 Series B Warrants.

(14)
Consists of 168,368 shares of Common stock underlying Placement Agent Warrants to purchase up to 168,368 shares of our Common Stock,.  Mark Elenowitz, CEO has voting and dispositive power over the shares held by TriPoint Global Equities, LLC.  Mr. Elenowitz may be deemed to beneficially own the shares of Common Stock held by TriPoint Global Equities, LLC. Mr. Elenowitz disclaims beneficial ownership of such shares. The address for TriPoint Global Equities, LLC. is 17 State Street, 20th Floor, New York, NY 10004.

(15)	Mr. Finley is an employee of TriPoint Global Equities, LLC, which was placement agent to the Company in the Financing.

(16)	Mr. Corbman is an employee of TriPoint Global Equities, LLC, which was placement agent to the Company in the Financing.

(17)	Mr. Stein is an employee of TriPoint Global Equities, LLC, which was placement agent to the Company in the Financing.

(18)	Mr. Graichen is an employee of TriPoint Global Equities, LLC, which was placement agent to the Company in the Financing.

(19)	Mr. Sherman is was former an employee of TriPoint Global Equities, LLC], which was placement agent to the Company in the Financing.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Shareholders. The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended if available, rather than under this prospectus.  The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus.  However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective August 13, 2009, we dismissed our principal accountant and the client-auditor relationship between us and Goldman Parks Kurland Mohidin (“GPKM”) ceased.  On that same day, we engaged Paritz & Company, PA (‘Paritz”) as our principal independent accountant.  We do not have an audit committee, but our Board approved changing our auditors.  GPKM served as our independent public accountant from 2006 to the date of their dismissal.  The GPKM’s audit reports for our past two fiscal years did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years ended December 31, 2008 and 2007 and in the subsequent interim periods through the date of dismissal – August 13, 2009, there were no disagreements with GPKM on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of GPKM would have caused GPKM to make reference to the matter in their report.

Paritz reviewed the financial balance sheet of Trestle Holdings, Inc. as of June 30, 2009 and the related statements of operations and comprehensive income, stockholders’ equity, and cash flows for the six months ended June 30, 2009. Other than the aforementioned review and report, during our two most recent fiscal years and the subsequent interim periods prior to engaging Paritz on August 13, 2009, we have not previously consulted with Paritz regarding either (i) the application of accounting principles to a  specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Item 304 of Regulation S-K and the related instructions to that item) between us and GPKM, as there were no such disagreements, or another reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K) during our two most recent fiscal years and any later interim period; we also have not received any written report or any oral advice concluding that there was an important factor to be considered by us in reaching a decision as to an accounting, auditing, or financial reporting issue.

In connection with Paritz audit, we requested that they review the disclosure contained above and provided them with an opportunity to furnish us with a letter addressed to the Commission containing any new information, clarification of our views expressed above or the respects in which they do not agree with our statements above. Paritz informed us that no such letter is necessary.

We provided GPKM with a copy of the disclosures in this Report and requested that GPKM furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not GPKM agrees with the statements in this Item 4. A copy of the letter dated August 13, 2009 furnished by GPKM in response to that request was filed as Exhibit 16 to the 8-K which was filed on August 13, 2009.

DESCRIPTION OF CAPITAL STOCK

Our current authorized capital now consists of 40,000,000 shares of common stock, 14,974,257 shares of Blank Check preferred stock, whose terms shall be determined by the board of directors at the time of issuance, 15,000 shares of Series A preferred stock, and 10,743 shares Series B preferred stock.  As of September 24, 2009, there were 703,976shares of our common stock outstanding and no shares of preferred stock were outstanding.

Common Stock

We are authorized to issue up to 40,000,000 shares of Common Stock, par value US$.001 per share, of which 703, 976 are currently issued and outstanding.

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on matters submitted to a vote of shareholders.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock.

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend. Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the company’s financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.  Each share shall be entitled to the same dividend.  In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our Common Stock are issued, the relative interests of existing stockholders will be diluted.

Blank Check Preferred Stock

Effective August 27, 2009, we amended our articles of incorporation to increase our authorized capital stock to include up to 14,974,257 shares of Blank Check preferred stock, to which our board of directors will have the power to issue in one or more series without stockholder approval. Our board of directors, and a majority of our shareholders, approved the amendment to our articles of incorporation via written consent.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Series A Preferred Stock

Effective September 27, 2009, 10,000,000 of the 25,000,000 shares of preferred stock was designated as Series A Preferred Stock.

(a)	represented by that number of shares of Series A Preferred Stock equal to (i) the then aggregate principal amount of the Notes cancelled and exchanged, divided by (ii) the $1,000 per share Stated Value of the Series A Preferred Stock
(b)	pays an annual dividend of 8%, payable annually, at Trestle’s option, in cash or in shares of common stock;
(c)	has a par value of $0.001 per share;
(d)	has a stated or liquidation value of $1,000 per share (the “Stated Value”);
(e)	has a preference over the Trestle common stock on liquidation or sale of Trestle equal to the aggregate number of shares of Series A Preferred Stock issued multiplied by the Stated Value per share;
(f)	convertible at any time after issuance, at the option of the holder, into shares of Trestle common stock, at a conversion price of $1.80 per share (the “Conversion Price”). Accordingly, each outstanding share of Series A Preferred Stock shall be convertible into 555 and 55/100 shares of common stock, determined by dividing the Stated Value per share of each share of Series A Preferred Stock by $1.80; and
(g)	votes together with the Trestle common stock on an “as converted basis.”

The Conversion Price and the number of shares of common stock issuable upon conversion of the Series A Preferred Stock the (“Series A Conversion Shares”) are subject to customary adjustments, including weighted average anti-dilution protection.

For a more complete description of the Series A Preferred Stock, reference is made to the Certificate of Designations of the Series A Preferred Stock attached as an exhibit to Form 8-K filed on June 3, 2009.

Series B Preferred Stock

The Series B Preferred Stock issued to the shareholders of MoqiZone Cayman under the Share Exchange Agreement:

(a)	has a liquidation value of $1,000 per share,
(b)	pays no dividend;
(c)	votes, together with the Trestle common stock, on an “as converted basis”, and
(d)	immediately following consummation of the Reverse Stock Split, the Series B Preferred shares automatically (and without any action on the part of the holders) converted (on the basis of 1,000 shares of common stock for each share of Series B Preferred Stock) into an aggregate of 10,743,000 shares of Moqizone common stock (the “Series B Conversion Shares”), representing approximately 95% of the total number of issued and outstanding shares of Moqizone common stock, on a fully-diluted basis, as at the time of conversion.

The Class A Warrants

The Class A Warrants included in each Unit:

(a)	shall entitle the holder to purchase that number of shares of Trestle common stock (“Class A Warrant Shares”) as shall be equal to (i) 50% of the principal amount of Notes purchased by each investor, divided by (ii) the Class A Warrant Exercise Price (as defined below);
(b)	shall be exercisable at any time after consummation of the transactions contemplated by the Trestle Share Exchange Agreements and shall expire on June 30, 2012;
(c)	shall contain an exercise price which shall be equal to $2.50 per share of Trestle common stock (the “Class A Warrant Exercise Price”);
(d)	may be exercised only for cash;
(e)	shall provide that the Class A Warrant Exercise Price and the Class A Warrant Shares shall be subject to customary adjustment provisions, including weighted average anti-dilution protection;
(f)	shall provide that at any time after (i) the Company shall have deployed its MoqiZone Network in not less than 700 Internet cafés in the PRC, Trestle shall have the right, upon thirty (30) days prior notice to holders of the Class A Warrants to redeem all and not less than all of the Class A Warrants for $0.01 per Class A Warrant Share.

The Class B Warrants

The Class B Warrants included in each Unit:

(a)	shall entitle the holder to purchase that number of shares of Trestle common stock (“Class B Warrant Shares”) as shall be equal to (i) 50% of the principal amount of Notes purchased by each investor, divided by (ii) the Class B Warrant Exercise Price (as defined below);
(b)	shall be exercisable at any time after consummation of the transactions contemplated by the Trestle Share Exchange Agreements and shall expire on June 30, 2012;
(c)	shall contain an exercise price which shall be equal to $3.00 per share of Trestle common stock (the “Class B Warrant Exercise Price”);
(d)	may be exercised only for cash;
(e)	shall provide that the Class B Warrant Exercise Price and the Class B Warrant Shares shall be subject to customary adjustment provisions, including weighted average anti-dilution protection; and
(f)	shall not be callable or redeemable.

For a more complete description of the Class B Warrants, reference is made to the form of Class B Warrant attached as an exhibit to this Form 8-K.

Stock Incentive Plan

Prior to the Share Exchange, Trestle maintained an employee stock option plan that provided for the grant of non-statutory or incentive stock options to its employees, officers, directors or consultants.  Stock options granted pursuant to the terms of this plan generally cannot be granted with an exercise price of less than 100% of the fair market value on the date of the grant (110% for awards issued to a 10% or more stockholder) and the term of the options granted under the plan cannot be greater than 10 years, or 5 years for a stockholder who owns 10% or more of our equity.  An aggregate of 1,855,000 shares were reserved under the plan, of which 1,815,000 shares were available for future grant at December 31, 2008.  There are currently 10,000 options outstanding under this plan; such options have an exercise price of $67.50 per share and expire on October 12, 2009.

Following the issuance of the Series A Preferred Stock, the board of directors of Trestle shall form a compensation committee of the board of directors which shall review Trestle’s stock option plan to determine if any revisions are required that would be better suitable for the company post the Share Exchange.  If any revisions are required, the compensation committee shall recommend them to the Board and seek approval from a majority of the members of the board of directors.  Once approved by the board of directors, such stock option or stock incentive plan shall thereafter be submitted to the Trestle stockholders for approval.

Dividend Policy

We have never declared or paid dividends on our common stock.  We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Indemnification of Directors

                 Article VIII of our Articles of Incorporation provide that no director or officer of the corporation past, present or future, shall be personally liable to the corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

Our bylaws provide for the indemnification of our directors and officers, as to those liabilities and on those terms and conditions as appropriate.

Registration Rights

In connection with the issuance of the Notes and the Preferred Stock into which they converted and the Warrants, we agreed to file the current registration statement with the Securities and Exchange Commission to register for resale the shares of common stock issuable upon the exercise of the Warrants and conversion of the preferred stock, which was automatically exchanged for the Notes.  We also agreed to register the shares of common stock underlying the placement agent warrants we issued pursuant to that same financing, as well as additional shares of common stock issued to consultants as compensation for services they provided to us.

Transfer Agent

The transfer agent for our common stock and preferred stock is American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219, tel (718) 921-8206.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Leser, Hunter, Taubman and Taubman, New York, New York.

EXPERTS

The financial statements as of and for the years ended December 31, 2008, 2007 and 2006 included in this prospectus and in the registration statement have been audited by Messrs Goldman Parks Kurland Mohidin, an independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov , which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598 E-Mail: paritz @paritz.com
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Mobizone Holdings Limited
(A Development Stage Company)
Hong Kong, China

We have audited the accompanying balance sheets of Mobizone Holdings Limited (A Development Stage Company) (the “Company”) as of December 31, 2008 and 2007 and the related statements of operations and comprehensive loss, changes in owners’ equity (deficiency) and cash flows for the periods from inception (August 29, 2007) to December 31, 2008 and 2007 and for the year ended December 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in Note 3 to the accompanying financial statements, the Company has sustained a loss since inception of $1,230,533 and the Company has not earned any revenues from operations since inception. In addition, the Company has a working capital deficiency of $1,169,195 as of December 31, 2008.  These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobizone Holdings Limited (A Development Stage Company) as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the periods from inception (August 29, 2007) to December 31, 2008 and 2007 and for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/  Paritz & Company, P.A.
Paritz & Company, P.A.

Hackensack, New Jersey
April 28, 2009

MOBIZONE HOLDINGS LIMITED
(A Development Stage Company)

BALANCE SHEETS

-----------------DECEMBER 31,--------------
2008	2007

ASSETS

CURRENT ASSETS:
Cash	$18,286	$42,650
TOTAL CURRENT ASSETS	18,286	42,650

PROPERTY AND EQUIPMENT	198,717	40,050

LOAN RECEIVABLE	249,284	-

TOTAL ASSETS	$466,287	$82,700

LIABILITIES AND OWNERS’ DEFICIENCY

CURRENT LIABILITIES:
Accounts payable	$66,237	$35,876
Accrued directors’ fees	771,420	-
Accrued expenses	13,013	4,026
Convertible loan payable	316,437	-
Due to related parties	20,374	42,957
TOTAL CURRENT LIABILITIES	1,187,481	82,859

OWNERS’ DEFICIENCY:
Capital	514,027	316,003
Deficit accumulated during development stage	(1,230,533)	(317,051)
Other comprehensive income (loss)	(4,688)	889
TOTAL OWNERS’ DEFICIENCY	(721,194)	(159)

TOTAL LIABILITIES AND OWNERS’ DEFICIENCY	$466,287	$82,700

See notes to financial statements

MOBIZONE HOLDINGS LIMITED
(A Development Stage Company)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

YEAR ENDED DECEMBER 31, 2008	FROM INCEPTION (AUGUST 29, 2007) TO DECEMBER 31, 2007	FROM INCEPTION (AUGUST 29, 2007) TO DECEMBER 31,2008

SALES	$-	$-	$-

COSTS AND EXPENSES:
Selling, general and administrative expenses	913,157	317,068	1,230,225

LOSS FROM OPERATIONS	(913,157)	(317,068)	(1,230,225)

OTHER INCOME (EXPENSE):
Interest income	240	17	257
Loss on foreign currency transaction	(565)	-	(565)
TOTAL OTHER INCOME (EXPENSE)	(325)	17	(308)

NET LOSS	(913,482)	(317,051)	(1,230,533)

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	(5,577)	889	(4,688)

COMPREHENSIVE LOSS	$(919,059)	$(316,162)	$(1,235,221)

See notes to financial statements

MOBIZONE HOLDINGS LIMITED
(A Development Stage Company)

STATEMENT OF CHANGES IN OWNERS’ EQUITY (DEFICIENCY)

CAPITAL	DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE	ACCUMULATED OTHER COMPREHENSIVE INCOME	TOTAL

BALANCE- AUGUST 29, 2007	$-	$-	$-	$-

Cash contributed	55,133	-	-	55,133

Capital issued for directors’ fees and officers’ salaries	260,870			260,870

Foreign currency translation adjustments	-	-	889	889

Net loss	-	(317,051)	-	(317,051)

BALANCE-DECEMBER 31, 2007	316,003	(317,051)	889	(159)

Cash contributed	166,011	-	-	166,011

Capital issued for directors’ fees	32,013			32,013

Foreign currency translation adjustments	-	-	(5,577)	(5,577)

Net loss	-	(913,482)	-	(913,482)

BALANCE-DECEMBER 31, 2008	$514,027	$(1,230,533)	$(4,688)	$(721,194)

See notes to financial statements

MOBIZONE HOLDINGS LIMITED
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2008	FROM INCEPTION (AUGUST 29, 2007) TO DECEMBER 31, 2007	FROM INCEPTION (AUGUST 29, 2007) TO DECEMBER 31,2008

OPERATING ACTIVITIES:
Net loss	$(913,482)	$(317,051)	$(1,230,533)
Adjustments to reconcile net loss to net
cash used in operating activities:
Capital issued for directors’ fees and officers’ salaries	32,013	260,870	292,883
Changes in operating assets and liabilities:
Accounts payable	30,137	35,876	66,237
Accrued expenses	780,383	4,026	784,433
NET CASH USED IN OPERATING ACTIVITIES	(70,949)	(16,279)	(86,980)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(158,417)	(40,050)	(198,717)
NET CASH USED IN INVESTING ACTIVITIES	(158,417)	(40,050)	(198,717)

FINANCING ACTIVITIES:
Loan receivable	(249,284)	-	(249,284)
Convertible notes payable	316,437	-	316,437
Loans from (repayments to) owner and officers	(22,851)	42,957	20,374
Capital contribution	166,011	55,133	221,144
NET CASH PROVIDED BY FINANCING ACTIVITIES	210,313	98,090	308,671

EFFECT OF EXCHANGE RATE ON CASH	(5,311)	889	(4,688)

INCREASE (DECREASE) IN CASH	(24,364)	42,650	18,286

CASH – BEGINNING OF PERIOD	42,650	-	-

CASH – END OF PERIOD	$18,286	$42,650	$18,286

See notes to financial statements

MOBIZONE HOLDINGS LIMITED
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

1           BUSINESS DESCRIPTION

Mobizone Holdings Limited (the “Company”) is a Chinese digital entertainment delivery platform company that intends to deliver last mile connectivity to internet cafes via its proprietary MobiZone WiMax Network.

2           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation - Development Stage Company

The Company has been obtaining the requisite approvals from the Chinese government and since inception, has not earned any revenue from operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise”, as set forth in Financial Accounting Standards Board Statement No. 7 (SFAS 7").     Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations and other comprehensive income (loss), owner’s equity and cash flows disclose activity since the date of the Company’s inception.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period.  Actual results could differ from those estimates.

Cash

The Company maintains cash and cash equivalents with financial institutions in the PRC which are not insured or otherwise protected.

Property and equipment

Property and equipment, consisting of equipment and computer software, are recorded at cost.  Depreciation and amortization will be provided in amounts sufficient to amortize the cost of the related assets over their useful lives (generally 5 to 7 years) once the assets are placed into service.

Maintenance, repairs and minor renewals are charged to expense when incurred.  Replacements and major renewals are capitalized.

Impairment of long-lived assets

The Company accounts for the impairment of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, an impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Computer software

Purchased computer software for internal use is capitalized and amortized over its estimated useful live starting when it is placed in service.

Deferred income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (ASFAS 109") which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Currency translation

Since the Company operates solely in the PRC, the Company=s functional currency is the Hong Kong Dollar (“HKD”).    Assets and liabilities are translated into U.S. Dollars at the year end exchange rates and records the related translation adjustments as a component of other comprehensive income (loss).  Revenue and expenses are translated using average exchange rates prevailing during the period.  Foreign currency transaction gains and losses are included in current operations.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by shareholders and distributions to shareholders.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  Comprehensive income includes net income and the foreign currency translation gain, net of tax.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

New accounting pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements”.  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  The statement is effective in the first fiscal quarter of 2008 except for non-financial assets and liabilities recognized or disclosed at fair value on a recurring basis, for which the effective date is fiscal years beginning after November 15, 2008.  The Company believes that the adoption of SFAS No. 157 will not have a material effect on its results of operations, cash flows or financial position.

In December 2007, FASB issued SFAS No. 141R (“SFAS 141R”), “Business Combinations”, which impacts the accounting for business combinations.  This statement requires changes in the measurement of assets and liabilities required in favor of a fair value method consistent with the guidance provided in SFAS 157, (see above).  Additionally, the statement requires a change in accounting for certain acquisition related expenses and business adjustments which no longer are considered part of the purchase price.  Adoption of this standard is required for fiscal years beginning after December 15, 2008.  Early adoption of this standard is not permitted.  The statement requires prospective application for all acquisitions after the date of adoption.  The Company is currently evaluating the effect that the adoption of SFAS 141R will have on its results of operations and financial position.  However, the adoption of SFAS 141R is not expected to have a material impact on the Company’s financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.  SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  In the opinion of management, the adoption of these pronouncements will not have a material effect on the Company’s financial position or results of operations.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”.  This guidance is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”, and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R when the underlying arrangement includes renewal or extension of terms that would require substantial costs or result in a material modification to the asset upon renewal or extension.  Companies estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension as adjusted for SFAS No. 142-s entity-specific factors.  This standard is effective for fiscal years beginning after December 15, 2008, and is applicable to the Company’s fiscal year beginning January 1, 2009.  The Company does not anticipate that the adoption of this FSP will have an impact on its results of operations or financial position.

3           GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has sustained a loss since inception of $1,230,533 and has not earned any revenues from operations since inception. In addition, the Company has a working capital deficiency of $1,169,195 as of December 31, 2008.  These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4           RELATED PARTY TRANSACTIONS

Directors’ fees

During the period from inception (August 29, 2007) to December 31, 2007 and the year ended December 31, 2008, the Company incurred director fees and officer compensation of $294,860 and $771,420, respectively which amount is included in selling, general and administrating expenses. These amounts were authorized pursuant to a Board of Directors resolution.

$260,870 and $32,013 of the above amounts were not paid in cash, but were contributed as additional capital in 2007 and 2008, respectively.  The remaining $771,420 is classified as accrued directors’ fees in the accompanying balance sheet as of December 31, 2008.

Computer software

The Company purchased computer software for $157,000.  Shortly thereafter, the seller of the software purchased a 36% interest in the Company for $166,011.

5           LOAN RECEIVABLE

The loan receivable is non-interest bearing and is due on October 31, 2018.

6           CONVERTIBLE NOTES PAYABLE

Notes payable consist of the following:

Note payable - bearing interest at 4% per annum and due October 26, 2009.	$250,000

Note payable - bearing interest at 4% per annum and due October 18, 2009.	50,000

Note payable - non-interest bearing and due on demand.	16,437
$316,437

These notes will be automatically converted to the Company’s preferred stock once the Company is listed at OTCBB and authorization of the Series A Preferred is received by the Company.  The conversion price will be $2.50 per share.

7              INCOME TAXES
The Company has net operating loss carryforwards of approximately $1,230,000 in HongKong which may be used to reduce future taxable income, if any.  The carryforwards are available indefinitely until fully utilized to offset future taxable profits, if any.

The Company has a deferred tax asset of approximately $197,000 for which a 100% valuation allowance has been provided.

8	DUE TO RELATED PARTIES

The amounts are due to a director and an officer of the Company, are non-interest bearing and are due on demand.

9	RISK FACTORS

Vulnerability due to operations in PRC

The Company=s operations may be adversely affected by significant political, economic and social uncertainties in the PRC.  Although the PRC government has been pursuing economic reform policies for more than 20 years, there is no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The PRC has adopted currency and capital transfer regulations.  These regulations require that the Company complies with complex regulations for the movement of capital.  Because most of the Company’s future revenues will be in HKD, any inability to obtain the requisite approvals, or any future restrictions on currency exchanges, will limit the Company’s ability to fund its business activities outside China or to pay dividends to its shareholders.

The Company’s assets will be predominantly located inside China.  Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed, but subject to special procedures under the relevant laws and rules.  Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation.  Any liquidation is subject to both the relevant government agency’s approval and supervision, as well as the foreign exchange control.

In addition, the results of business and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy.  The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources.  Some of these measures benefit the overall economy of China, but may also have a negative effect on the Company.  The Company’s sales and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

Foreign companies conducting operations in the PRC face significant political, economic and legal risks.  The Communist regime in the PRC includes a stifling bureaucracy which may hinder Western investment. Any new government regulations or utility policies pertaining to the Company’s software development products may result in significant additional expenses to the Company, Company’s distributors and end users and, as a result, could cause a significant reduction in demand for the Company’s products.

TRESTLE HOLDINGS, INC. (A Development Stage Company) CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(unaudited)	(audited)
Current assets:
Cash	$3,127,198	$18,286
Prepayments, deposits and other receivables	103,903	-
Total current assets	3,231,101	18,286

Other assets:
Property, plant and equipment, net	247,944	198,717
Deferred expenses	386,114	-
Loan receivable	597,768	249,284
Due from related parties	122,587	-

Total other assets	1,354,413	448,001

Total assets	$4,585,514	$466,287

Current liabilities:
Accounts payable	$48,652	$66,237
Other payables and accruals	676,329	13,013
Accrued directors' fees	1,004,255	771,420
Due to owner of subsidiary	597,768	-
Convertible loan payable	4,361,496	316,437
Due to related parties	48,100	20,374
Total current liabilities	6,736,600	1,187,481

Stockholders’ deficiency
Common stock, 1,500,000,000 share authorized, 179,115,573 issued and outstanding at June 30, 2009,par value $0.001	179,116	-
Additional paid in capital	334,911	514,027
Pre consolidation loss of VIE	(424,078)
Deficit accumulated during development stage	(2,233,528)	(1,230,533)
	(2,143,579)	(716,506)
Accumulated other comprehensive income (loss) - foreign exchange adjustment	(7,507)	(4,688)
Total owners' deficiency	(2,151,086)	(721,194)

Total liabilities and stockholders' equity	$4,585,514	$466,287

See notes to financial statements

TRESTLE HOLDINGS, INC. (A Development Stage Company) CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

	SIX MONTHS ENDED JUNE 30, 2009	THREE MONTHS ENDED JUNE 30, 2009	FROM INCEPTION AUGUST 29, 2007 TO JUNE 30,2009
REVENUE	$-	$-	$-

COSTS AND EXPENSES:
Depreciation and amortization expense	2,079	2,079	2,079
Selling, general and administrative expenses	972,854	573,646	2,203,079
LOSS FROM OPERATIONS	(974,933)	(575,725)	(2,205,158)

OTHER INCOME (EXPENSES):
Interest income	212	36	469
Interest expense	(30,343)	(24,262)	(30,343)
Amortization of placement fees of convertible notes	(18,386)	(18, 386)	(18,386)
Gain on foreign currency transactions	20,455	20,455	19,890
TOTAL OTHER INCOME (EXPENSES)	(28,062)	(22,157)	(28,370)

NET LOSS	(1,002,995)	(597,882)	(2,233,528)

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	(2,819)	2,118	(7,507)
COMPREHENSIVE LOSS	$(1,005,814)	$(595,764)	$(2,241,035)

See notes to financial statements

TRESTLE HOLDINGS, INC. (A Development Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	SIX MONTHS ENDED JUNE 30, 2009	FROM INCEPTION (AUGUST 29, 2007) TO JUNE 30,2009
OPERATING ACTIVITIES:
Net loss	$(1,002,995)	$(2,233,528)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	2,079	2,079
Amortization of placement fees of convertible notes	18,386	18,386
Accrued Directors’ fees	232,835	1,004,255
Capital issued for directors' fees and officers' salaries	-	292,883
Changes in operating assets and liabilities:
Prepaid, deposits and other receivables	(103,905)	(103,905)
Accounts payable	(18,430)	47,807
Other payables and accrued expenses	65,043	78,056
NET CASH USED IN OPERATING ACTIVITIES	(806,987)	(893,967)

INVESTING ACTIVITIES:
Cash acquired from acquisition	148,148	148,148
Acquisition of property and equipment	(24,413)	(223,130)
NET CASH USED IN INVESTING ACTIVITIES	123,735	(74,982)

FINANCING ACTIVITIES:
Loan receivable	(348,484)	(597,768)
Convertible loan payable	4,045,059	4,361,496
Loans from owner and officers	502,908	523,282
Placement agent fee for convertible notes	(404,500)	(404,500)
Capital Contribution	-	221,144
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,794,983	4,103,654

EFFECT OF EXCHANGE RATE ON CASH	(2,819)	(7,507)

INCREASE (DECREASE) IN CASH	3,108,912	3,127,198

CASH - BEGINNING OF PERIOD	18,286	-

CASH - END OF PERIOD	$3,127,198	$3,127,198

See notes to financial statements

Notes to Consolidated Financial Statements
(Unaudited)

1. INTERIM FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s Form 8K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the result to be expected for the full year.

2. GENERAL

(1) All references to the “MoqiZone Group” refers collectively to MobiZone Holdings Limited, a Hong Kong corporation (“MobiZone Hong Kong”), MoqiZone Holdings Limited, a Cayman Island corporation (“MoqiZone Cayman”),MoqiZone (Shanghai) Information Technology Company Limited (“Shanghai MoqiZone”), a corporation organized under the laws of the People’s Republic of China (“China” or the “PRC”), a wholly foreign owned enterprise or “WFOE,” and a wholly-owned subsidiary of MobiZone Hong Kong, and Shenzhen Mellow Information Technology Company Limited (“SZ Mellow”), a domestic owned corporation organized under the laws of the PRC.

(2) All references to “we,’’ ‘‘us,’’ ‘‘our’’ refers collectively to Trestle Holdings, Inc. (“Trestle” or the “Company”) and its direct and indirect subsidiaries including MobiZone Hong Kong, MoqiZone Cayman and Shanghai MoqiZone as at the date of this report.

3. REORGANIZATION AND FINANCING

Name Change

Our Board of Directors, by written consent dated as of July 16, 2009, approved changing our corporate name from “Trestle Holdings, Inc.” to “MoqiZone Holding Corporation” effective upon filing with the Secretary of State which filing has not yet occurred. Management believes that changing our name to MoqiZone Holding Corporation will bring us greater exposure and name recognition because the new name will more accurately describe our business.

The Share Exchange Agreement

On March 15, 2009, we entered into a Share Exchange Agreement with MoqiZone Cayman, Cheung Chor Kiu Lawrence, the principal shareholder of MoqiZone Cayman (“Cheung”), and MKM Capital Opportunity Fund Ltd. (“MKM”), our principal stockholder (the “Agreement”). MoqiZone Cayman is the record and beneficial owner of 100% of the share capital of MobiZone Hong Kong and MobiZone Hong Kong is the record and beneficial owner of 100% of the share capital of Shanghai MoqiZone. On June 1, 2009, pursuant to the Agreement, and as a result of MoqiZone Hong Kong’s receipt of $4,345,000 in gross proceeds from the financing described below, we acquired all of the issued and outstanding capital stock of MoqiZone Cayman in exchange for the issuance to Cheung and the other shareholders of MoqiZone Cayman of 10,743 shares of our sought to be created Series B convertible preferred stock. Following the reverse stock split described below, such Series B Preferred Stock shall  automatically  (and without any action on the part of the holders) convert (on the basis of 1,000 shares of common stock for each share of Series B Preferred Stock) into an aggregate of 10,743,000 shares of our common stock, representing approximately 95% of our issued and outstanding shares of common stock, on a fully-diluted basis, as at the time of conversion (but prior to the issuance of any other equity or equity type securities). The remaining 5% of the then outstanding shares of the Company’s common stock are publicly traded and are owned by approximately 83 shareholders of record. Until consummation of its acquisition of MoqiZone Cayman, Trestle was an inactive publicly traded Delaware corporation whose common stock is listed on the FINRA OTC Bulletin Board under the symbol “TLHO.” As a result of the Share Exchange, we will carry out the business and operations of MoqiZone Cayman. Following the closing of the share exchange, we have agreed to authorize for issuance 10,000,000 shares of Trestle preferred stock (including the Series B Preferred Stock), containing such rights, preferences and designations as the board of directors of Trestle may, from time to time designate and effect a one-for-254.5 reverse stock split to reduce the 179,115,573 outstanding shares of Trestle common stock to 703,794 shares of Trestle common stock.

All of the former MoqiZone Cayman shareholders who will receive the Trestle Series B Preferred Stock under the Trestle Share Exchange Agreement (representing 95% of the Trestle capital stock eligible to vote) have consented in writing to approve the amended and restated Trestle Certificate of Incorporation and the Trestle Reverse Stock Split. Accordingly, Trestle shareholder approval of such matters is assured. Consummation of the Reverse Stock Split is scheduled to occur as soon as practicable following the effectiveness of the Form 14C and after the passage of the requisite 10 day period after mailing the Information Statement to Trestle stockholders, but in no event later than August 31, 2009.

The MobiZone Hong Kong Financing

On June 1, 2009, we completed a private financing of $4,345,000, with 10 accredited investors (the “ First Finacing”), which includes $300,000 that we received in October 2008 pursuant to a Convertible Loan Agreement with two accredited investors (the “Convertible Notes”); the Convertible Notes automatically convert into the same securities issued to the investors pursuant to the June 1 Financing. The net proceeds from the June 1 Financing were approximately $3,637,000. Consummation of the June 1 Financing was a condition to the completion of the Share Exchange. The securities offered in the June 1 Financing was sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among the Company, MoqiZone Cayman, Cheung, MKM and each of the purchasers thereto (the “Investors”). Pursuant to the Purchase Agreement, we issued a total of approximately 435 Units of securities consisting of (a) $10,000 of 8% exchangeable convertible notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,778 shares of common stock of Trestle, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,778 shares of common stock of the Company at an exercise price of $3.00 per share. The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 435 Units, we issued an aggregate of approximately $4,345,000 of Notes, Class A Warrants to purchase up to 1,206,945 shares of common stock and Class B Warrants to purchase up to 1,206,945 shares of common stock will be issued. The Notes were and will be issued by MobiZone Hong Kong and the Warrants will be issued by Trestle.

On August 11, 2009, we completed a private equity financing of $900,000 with 3 accredited investors (the “August 11 Financing”). Net proceeds from the August 11 Financing are approximately $800,000. Pursuant to the August 11 Financing, we issued a total of approximately 90 Units of securities each consisting of (a) $10,000 of 8% exchangeable convertible notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,778 shares of common stock of  Moqizone, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,778 shares of common stock of Moqizone at an exercise price of $3.00 per share. The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 90 Units, we issued an aggregate of approximately $900,000 of Notes, Class A Warrants to purchase up to 250,000 shares of common stock and Class B Warrants to purchase up to 250,000 shares of common stock will be issued. All of the securities issued in the August 11 Financing contain the same terms and conditions as the securities issued to the investors of the June 1 Financing (the “August 11 Financing” and together with the June 1 Financing, the “Financing”).

Once the Reverse Split is effective, each $1,000 principal amount of Notes will be automatically cancelled and exchanged for one share of Series A Preferred Stock. Since we sold a total of 524.5 Units, upon exchange of the Notes, a total of 5,245 shares of Series A Preferred Stock shall be issued, which shall be convertible into an aggregate of 2,913,889 shares of common stock, subject to anti-dilution and other adjustments as provided in the Series A Preferred Stock Certificate of Designations.

As stated above, all of the former MoqiZone Cayman shareholders who will receive the Trestle Series B Preferred Stock have consented in writing to approve the Trestle Reverse Stock Split. Accordingly, Trestle shareholder approval of such matters is assured. Absent any comments from the Securities and Exchange Commission regarding this Information Statement, we expect these corporate actions to become effective on the 10 th  day after the filing date of the Form 14C (the “Effective Date”), but in no event later than August 31, 2009.

4. BUSINESS DESCRIPTION

MobiZone Hong Kong operates a Chinese digital entertainment delivery platform company that delivers last mile connectivity to internet cafes via its proprietary MobiZone WiMax Network. On January 22, 2009, MobiZone Hong Kong and its wholly owned foreign subsidiary Shanghai MoqiZone entered into various agreements with SZ Mellow which allowed MobiZone Hong Kong to exercise control over SZ Mellow. These agreements (“Structure Portal Agreements”) may be summarized, as follows:

Exclusive Business Cooperation Agreement. Pursuant to the exclusive ten year business cooperation agreement between SZ Mellow and Shanghai MoqiZone, Shanghai MoqiZone has the exclusive right to provide to SZ Mellow comprehensive technology and consulting services related to the business of SZ Mellow. In consideration for such services, Shanghai MoqiZone is entitled to receive 100% of the net income of SZ Mellow.

Equity Pledge Agreement. Under the equity pledge agreement among SZ Mellow, the shareholders of SZ Mellow and Shanghai MoqiZone, the shareholders of SZ Mellow pledged all of their equity interests in SZ Mellow to Shanghai MoqiZone to guarantee SZ Mellow’s performance of its obligations under the exclusive business cooperation agreement. In the event that SZ Mellow were to breach its contractual obligations Shanghai MoqiZone, as pledge, will be entitled to certain rights, including the right to sell the pledged equity interests. The equity pledge agreement will expire only after SZ Mellow and its shareholders have fully performed their respective obligations under the exclusive business cooperation agreement.

Exclusive Option Agreement. Under an exclusive ten (10) year option agreement between SZ Mellow, the shareholders of SZ Mellow and Shanghai MoqiZone, the shareholders of SZ Mellow have irrevocably granted to Shanghai MoqiZone or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in SZ Mellow for RMB10 or the evaluation amount of consideration permitted by applicable PRC law. SMIT or its designated person has sole discretion to decide when to exercise the option, whether in part or in full.

Loan Agreement. Under the loan agreement dated January 22, 2009 between the shareholders of SZ Mellow and Shanghai MoqiZone, the parties confirmed that Shanghai MoqiZone has made an interest-free loan to the shareholders of SZ Mellow solely to enable the shareholders of SZ Mellow to fund the initial capitalization of SZ Mellow. The loan can be repaid only by sale of the shareholder’s equity interest in SZ Mellow to Shanghai MoqiZone. The term of the loan agreement is ten years from the date thereof.

Irrevocable Power of Attorney. The shareholders of SZ Mellow have each executed an irrevocable power of attorney to appoint Shanghai MoqiZone as their exclusive attorneys-in-fact to vote on their behalf on all SZ Mellow matters requiring shareholder approval. The term of each power of attorney is valid so long as such shareholder is a shareholder of SZ Mellow.

5. ACQUISITION

On January 22, 2009, MobiZone Hong Kong and Shanghai MoqiZone entered into a series of agreements pursuant to which they obtained a controlling interest in SZ Mellow by agreeing to contribute 11,700,000 RMB to the capital of SZ Mellow which will be payable upon completion of re-financing of MobiZone Hong Kong. MobiZone Hong Kong has determined that SZ Mellow is considered a variable interest entity required to be consolidated. The transaction is being accounted for as a transaction between entities under common control, sine the equity holders of SZ Mellow are also equity holders of Mobizone. Prior period statements are not restated, as the effect is not material.

6. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions

Development Stage Company
MoqiZone Group has been obtaining the requisite approvals from the Chinese government and since inception, has not earned any revenue from operations. Accordingly, MoqiZone Group’s activities have been accounted for as those of a “Development Stage Enterprise”. Among the disclosures required by SFAS 7 are that the financial statements be identified as those of a development stage company, and that the statements of operations and other comprehensive income (loss), owner’s equity and cash flows disclose activity since the date of inception.

Use of estimates in the preparation of financial statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Cash
MoqiZone Group maintains cash and cash equivalents with licensed financial institutions in the PRC which are not insured or otherwise protected.

Property and equipment
Property and equipment are recorded at cost. Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method. The Group purchased equipment and software in 2008 and 2007 and will start depreciation when they are placed in service.

Maintenance, repairs and minor renewals are charged to expense when incurred. Replacements and major renewals are capitalized.

Impairment of long-lived assets
Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Computer software
Purchased computer software for internal use is capitalized and amortized over its estimated useful live starting when it is placed in service.

Deferred income taxes
Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Currency translation
Since MobiZone Group operates solely in the PRC, MobiZone Group’s functional currency is the Hong Kong Dollar (“HKD”) and the Renminbi. Assets and liabilities are translated into U.S. Dollars at the year end exchange rates and records the related translation adjustments as a component of other comprehensive income (loss). Revenue and expenses are translated using average exchange rates prevailing during the period. Foreign currency transaction gains and losses are included in current operations.

Comprehensive income
Comprehensive income is defined to include all changes in equity except those resulting from investments by shareholders and distributions to shareholders. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

Statement of cash flows
Cash flows from the Group’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

7. DUE FROM/TO RELATED PARTIES

The amounts are due from/to the directors, officers of MoqiZone Group and the companies being controlled by them, are non-interest bearing and are due on demand.

8. LOAN RECEIVABLE

The loan receivable is non-interest bearing and is due on January 21, 2018.

9. CONVERTIBLE NOTES PAYABLE

Notes payable consist of the following:

Note payable bearing interest at 4% per annum and due October 26, 2009.	$250,000

Note payable bearing interest at 4% per annum and due October 18, 2009.	50,000

Note payable non-interest bearing and due March 31, 2011	4,045,000

Note payable non-interest bearing and due on demand	16,496

$4,361,496

10. INCOME TAX/SALES TAX

Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains. In addition, payment of dividends by us is not subject to withholding tax in the Cayman Islands.

Under the current Hong Kong Inland Revenue Ordinance, MobiZone Hong Kong is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by MobiZone Hong Kong to us are not subject to any Hong Kong withholding tax.

The new Enterprise Income Tax Law (or EIT Law) imposes a unified income tax rate of 25.0% on all companies established in China. Shanghai MoqiZone and SZ Mellow are subject to 25% PRC income tax. Under the new EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25.0% on its global income. If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%.

With the introduction of the EIT Law, China has resumed imposition of a withholding tax (10.0% in the absence of a bilateral tax treaty or new domestic regulation reducing such withholding tax rate to a lower rate). As Mobizone Hong Kong is the sole shareholder of Shanghai MoqiZone, the dividends from Shanghai MoqiZone may be taxed at a reduced withholding tax rate of 5% per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China.

Our PRC companies are subject to PRC business tax. We primarily pay business tax on gross revenues generated from online game operations, rentals, service fees and license fees. Our PRC operating companies pay business tax on their gross revenues derived from online game operations at a rate ranging from 3% to 5%, and this business tax is deducted from total revenues. In addition, our PRC subsidiaries pay a 5% business tax on the gross revenues derived from their contractual arrangements with our PRC operating companies, and these taxes are primarily recorded in operating expenses in accordance with our accounting policy.

11. SUBSEQUENT EVENTS

On August 11, 2009, we completed a private equity financing of $900,000 with 3 accredited investors (the “August 11 Financing”).  Net proceeds from the August 11 Financing are approximately $800,000.  Pursuant to the August 11 Financing, we issued a total of approximately 90 Units of securities consisting of (a) $10,000 of 8% exchangeable convertible notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,778 shares of common stock of Trestle, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,778 shares of common stock of Trestle at an exercise price of $3.00 per share.  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 90 Units, we issued an aggregate of approximately $900,000 of Notes, Class A Warrants to purchase up to 250,000 shares of common stock and Class B Warrants to purchase up to 250,000 shares of common stock will be issued.  All of the securities issued in the August 11 Financing contain the same terms and conditions as the securities issued to the Investors of the June 1 Financing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses we expect to incur in connection with the sale of the shares being registered. All such expenses are estimated except for the SEC and FINRA registration fees.

SEC registration fee	$
FINRA registration fee		$6,450
Printing expenses		$5,000
Fees and expenses of counsel for the Company		$30,000
Fees and expenses of accountants for Company		$10,000
Blue Sky fees and expenses		$5,000
Miscellaneous		$12,224
*Total	$

Item 14.	Indemnification of Directors and Officers.

Article X of our Articles of Incorporation provides that no director or officer of the corporation past, present or future, shall be personally liable to the corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the liability of a director for acts or omissions which involve intentional misconduct, fraud or knowing violation of law and for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes is not so eliminated. The corporation shall advance or reimburse reasonable expenses incurred by this individual without regard to the limitations in Nevada Revised Statute 78.7502, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation.

Our bylaws provide for the indemnification of our directors and officers, as to those liabilities and on those terms and conditions as appropriate.

Item 15.	Recent Sales of Unregistered Securities.

On June 1, 2009, we completed a private financing of $4,345,000, with 10 accredited investors, which includes $300,000 that we received in October 2008 pursuant to a Convertible Loan Agreement with two accredited investors (the “Convertible Notes”); the Convertible Notes automatically convert into the same securities issued to the investors pursuant to the June 1 Financing.  The net proceeds from the June 1 Financing were approximately $3,637,000.   The securities offered in this Financing were sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among the Company, MoqiZone Cayman, Lawrence Cheung, MKM Capital Opportunity Fund Ltd. and each of the purchasers thereto (the “Investors”).  Pursuant to the Purchase Agreement, we issued a total of approximately 435 Units of securities consisting of (a) $10,000 of 8% exchangeable convertible notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,778 shares of common stock of Trestle, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,778 shares of common stock of Trestle at an exercise price of $3.00 per share.  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 435 Units, we issued an aggregate of approximately $4,345,000 of Notes, Class A Warrants to purchase up to 1,206,948 shares of common stock and Class B Warrants to purchase up to 1,206,948 shares of common stock will be issued.

On August 11, 2009, we completed a private equity financing of $900,000 with 3accredited investors (the “Second Financing”).  Net proceeds from the Second Financing are approximately $800,000.  Pursuant to the Second Financing, we issued a total of approximately 90 Units of securities consisting of (a) $10,000 of 8% exchangeable convertible notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,778 shares of common stock of Trestle, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,778 shares of common stock of Trestle at an exercise price of $3.00 per share.  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 90 Units, we issued an aggregate of approximately $900,000 of Notes, Class A Warrants to purchase up to 250,000 shares of common stock and Class B Warrants to purchase up to 250,000 shares of common stock will be issued.   All of the securities issued in the Second Financing contain the same terms and conditions as the securities issued to the Investors of the First Financing.

In connection with the Financings, we granted warrants to purchase up to 582,779 warrants to purchase up to 582,779 shares of our common stock to TriPoint Global Equities, LLC, the placement agent or its designees. These warrants have the same terms as the warrants issued to Investors and included in the Units

Following our one-for-254.5 reverse stock split (the “Reverse Stock Split”), which shall be effective upon the effectiveness of the Information Statement on Schedule 14C that we hope to mail to our shareholders on or about August 25, 2009, the Notes from the Financings will be automatically cancelled and exchanged for a total of 2,913,890 shares of Series A Preferred Stock, which are convertible into an aggregate of 2,913,890 shares of common stock.

For a more complete description of the terms of the Notes, the Class A Warrants, Class B Warrants, and the Series A Preferred Stock, please see the section entitled  “Description of Securities ” in our June 1, 2009 Current Report on Form 8-K.

The Financings were consummated pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act, Rule 506 of Regulation D and/or Regulation S promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRESTLE HOLDINGS, INC.
 (Registrant)

By:  /s/ Lawrence Cheung
      Name:  Lawrence Cheung
      Title:   Chief Executive Officer

Date:  August 11, 2009

Item 16. Exhibits
EXHIBIT INDEX

Exhibit No.	Document

10.1	Form of Securities Purchase Agreement (Incorporated by reference to exhibit 10.1 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.2	Form of 8% Exchangeable Note issued under Securities Exchange Agreement (Incorporated by reference to exhibit 10.2 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.3	Form of Registration Rights Agreement (Incorporated by reference to exhibit 10.3 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.4
Form of Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (Incorporated by reference to exhibit 10.4 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.5
Form of Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock (Incorporated by reference to exhibit 10.5 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.6	Form of Series A Warrant (Incorporated by reference to exhibit 10.6 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.7	Form of Series B Warrant (Incorporated by reference to exhibit 10.7 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.8	Form of Pledge Agreement (Incorporated by reference to exhibit 10.8 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.9	Form of Guaranty Agreement (Incorporated by reference to exhibit 10.9 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.10	Form of Share Escrow Agreement (Incorporated by reference to exhibit 10.11 of the Current Report on Form 8-K that we filed on June 3, 2009).

23.2	Consent of Paritz & Paritz

99.1	Press Release (Incorporated by Reference to Exhibit 99.1 on the Current Report 9-K that we filed on August 11, 2009).

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) The undersigned registrant issuer hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

(8) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has and authorized this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized,  on September 29, 2009.
Moqizone Holding Corporation
By:	/s/ Lawrence Cheung
Lawrence Cheung Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.